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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 12, 2002

THE AES CORPORATION
(exact name of registrant as specified in its charter)

DELAWARE	0-19281	54-1163725
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Registrant's telephone number, including area code:
 (703) 522-1315

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 5—OTHER EVENTS

        The Company is filing the selected financial data for the five years ended December 31, 2001, certain sections of Management's Discussion and Analysis for the three years ended December 31, 2001, and consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 in order to report the impact of our classification of certain businesses, during the nine months ended September 30, 2002, as discontinued operations pursuant to Statement of Financial Accounting Standards No. 144—Accounting for the Impairment or Disposal of Long Lived Assets ("FAS 144").

SELECTED FINANCIAL DATA

	Year Ended December 31,
	2001	2000	1999	1998	1997
	(in millions, except per share data)
Statement of Operations Data:
Revenues	$7,761	$6,257	$3,813	$3,257	$2,227
Income from continuing operations	451	810	368	441	281
Discontinued operations	(178)	(15)	(11)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	18
Net income	273	795	357	441	299
Basic earnings per share:
From continuing operations	$0.85	$1.68	$0.87	$1.11	$0.74
Discontinued operations	(0.33)	(0.02)	(0.03)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	0.05

Basic earnings per share	$0.52	$1.66	$0.84	$1.11	$0.79

Diluted earnings per share:
From continuing operations	$0.84	$1.62	$0.85	$1.07	$0.74
Discontinued operations	(0.33)	(0.03)	(0.03)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	0.05

Diluted earnings per share	$0.51	$1.59	$0.82	$1.07	$0.79

	December 31,
	2001	2000	1999	1998	1997
	(in millions)
Balance Sheet Data:
Total assets	$36,812	$33,038	$23,222	$12,900	$11,065
Non-recourse debt (long-term)	13,789	11,814	8,643	4,505	4,522
Non-recourse debt (long-term) — Discontinued operations	884	882	878
Recourse debt (long-term)	4,913	3,458	2,167	1,644	1,096
Mandatorily redeemable preferred stock of subsidiary	22	22	22	—	—
Company obligated convertible mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures of AES	978	1,228	1,318	550	550
Stockholders' equity	5,539	5,542	3,315	2,368	2,006

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Set forth below are certain sections of our Management's Discussion and Analysis for the three years ended December 31, 2001 which are included in order to report the impact of our classification of certain businesses, during the nine months ended September 30, 2002, as discontinued operations pursuant to FAS 144.

2001 COMPARED TO 2000

Revenues

        Revenues increased $1.5 billion, or 24% to $7.8 billion in 2001 from $6.3 billion in 2000. The increase in revenues is due to the acquisition of new businesses, new operations from greenfield projects and positive improvements from existing operations. Excluding businesses acquired or that commenced commercial operations in 2001 or 2000, revenues decreased 10% to $5.6 billion in 2001. The following table shows the revenue of each segment:

	2001	2000	% Change
Contract generation	$2.5 billion	$1.7 billion	47%
Competitive supply	$2.0 billion	$1.8 billion	11%
Large utilities	$1.6 billion	$1.4 billion	14%
Growth distribution	$1.7 billion	$1.3 billion	31%

        Regulated revenues.    Regulated revenues increased $600 million, or 22%, to $3.3 billion in 2001 from $2.7 billion in 2000. Regulated revenues increased in both the large utilities and growth distribution segments due to the contributions of acquired businesses as well as improved operations.

        Large utility revenues increased $200 million, or 14% to $1.6 billion in 2001 from $1.4 billion in 2000, principally resulting from the addition of revenues attributable to businesses acquired during 2001 or 2000. Excluding businesses acquired in 2001 and 2000, large utility revenues decreased 48% to $0.8 billion in 2001. The majority of the increase occurred within the Caribbean, offset by a decrease in North America. In the Caribbean, revenues increased $312 million due to a full year of revenues from EDC, which was acquired in June 2000.

        Growth distribution revenues increased $400 million, or 31% to $1.7 billion in 2001 from $1.3 billion in 2000. Excluding businesses acquired in 2001 or 2000, growth distribution revenues increased 20% to $1.3 billion in 2001. Revenues increased most significantly in the Caribbean and to a lesser extent in South America and Europe/Africa. Revenues decreased slightly in Asia. In the Caribbean, growth distribution segment revenues increased $296 million due primarily to a full year of operations at CAESS, which was acquired in 2000 and improved operations at EDE Este. In South America, growth distribution segment revenues increased $92 million due to the significant revenues at Sul from our settlement with the Brazilian government offset by declines in revenues at our Argentine distribution businesses. The settlement with the Brazilian government confirmed the sales price that Sul would receive from its sales into the southeast market (where rationing occurred) under its Itaipu contract. In Europe/Africa, growth distribution segment revenues increased $59 million from the acquisition of SONEL. In Asia, growth distribution segment revenues decreased $33 million mainly due to the change in the way in which we are accounting for our investment in CESCO. CESCO was previously consolidated but was changed to equity method during 2001 when the Company was removed from management and the Board of Directors. This decline was partially offset by the increase in revenues from the distribution businesses that we acquired in the Ukraine.

        Non-regulated revenues.    Non-regulated revenues increased $800 million, or 22%, to $4.4 billion in 2001 from $3.6 billion in 2000. Non-regulated revenues increased in both the contract generation and competitive supply segments due to acquired businesses as well as increased operations

        Contract generation revenues increased $800 million, or 47% to $2.5 billion in 2001 from $1.7 billion in 2000, principally resulting from the addition of revenues attributable to businesses acquired during 2001 or 2000. Excluding businesses acquired or that commenced commercial operations in 2001 or 2000, contract generation revenues increased 2% to $1.7 billion in 2001. The increase in contract generation segment revenues was due primarily to increases in South America, Europe/Africa and Asia. In South America, contract generation segment revenues increased $472 million due mainly to the acquisition of Gener and the full year of operations at Uruguaiana offset by reduced revenues at Tiete from the electricity rationing in Brazil. In Europe/Africa, contract generation segment revenues increased $88 million, and the acquisition of a controlling interest in Kilroot during 2000 was the largest contributor to the increase. In Asia, contract generation segment revenues increased $96 million, and increased operations from our Ecogen peaking plant was the most significant contributor to the increase. In North America, contract generation segment revenues increased $35 million. In the Caribbean (which includes Venezuela and Colombia), contract generation segment revenues increased $11 million, and this was due to a full year of operations at Merida III offset by a lower capacity factor at Los Mina.

        Competitive supply revenues increased $200 million or 11% to $2.0 billion in 2001 from $1.8 billion in 2000. Excluding businesses acquired or that commenced commercial operations in 2001 or 2000, competitive supply revenues increased 6% to $1.7 billion in 2001. The most significant increases occurred within the Caribbean. Slight increases were recorded within North America, South America and Asia. Europe/Africa reported a slight decrease due to lower pool prices in the U.K. offset by the acquisition of Ottana. In North America, competitive supply segment revenues increased $9 million due primarily to increased operations at Placerita offset by lower market prices at our New York businesses. In the Caribbean, competitive supply segment revenues increased $123 million due primarily to the acquisition of Chivor.

        AES is a global power company which operates in 29 countries around the world. The breakdown of AES's revenues for the years ended December 31, 2001 and 2000, based on the geographic region in which they were earned, is set forth below. A more detailed breakdown by country can be found in Note 17 of the consolidated financial statements.

	2001	2000	% change
North America	$2.1 billion	$2.1 billion	0%
South America	$1.7 billion	$1.1 billion	55%
Caribbean*	$1.9 billion	$1.1 billion	73%
Europe/Africa	$1.4 billion	$1.3 billion	8%
Asia	$693 million	$615 million	13%

*
Includes Venezuela and Colombia.

Gross margin

        Gross margin increased $270 million, or 14%, to $2.2 billion in 2001 from $1.9 billion in 2000. Gross margin as a percentage of revenues decreased to 28% in 2001 from 31% in 2000. The increase in gross margin is due to acquisition of new businesses and new operations from greenfield projects offset by lower market prices in the United Kingdom. The decrease in gross margin as a percentage of revenues is due to a decline in the competitive supply and contract generation gross margin percentages offset slightly by increased gross margin percentages from large utilities and growth distribution. Excluding businesses acquired or that commenced commercial operations in 2001 or 2000, gross margin decreased 10% to $1.7 billion in 2001.

	2001	2000	% Change
Contract generation	$826 million	$767 million	8%
Competitive supply	$453 million	$586 million	(23%	)
Large utilities	$618 million	$439 million	41%
Growth distribution	$296 million	$131 million	126%

        Regulated gross margin.    Regulated gross margin increased $345 million, or 61%, to $915 million in 2001 from $570 million in 2000. Regulated gross margin increased in both the large utilities and growth distribution segments.

        Large utilities gross margin increased $179 million, or 41%, to $618 million in 2001 from $439 million in 2000. Excluding businesses acquired or that commenced commercial operations during 2001 and 2000, large utilities gross margin decreased 24% to $275 million in 2001. Large utilities gross margin as a percentage of revenues increased to 38% in 2001 from 25% in 2000. In the Caribbean (which includes Venezuela), large utility gross margin increased $166 million and was due to a full year of contribution from EDC which was acquired in June 2000. Also, in North America, the gross margin contribution from IPALCO increased.

        Growth distribution gross margin increased $165 million, or 126% to $296 million in 2001 from $131 million in 2000. Excluding businesses acquired during 2001 and 2000, growth distribution gross margin increased 93% to $268 million in 2001. Growth distribution gross margin as a percentage of revenue increased to 18% in 2001 from 10% in 2000. Growth distribution business gross margin, as well as gross margin as a percentage of sales, increased in South America and the Caribbean, but decreased in Europe/Africa and Asia. In South America, growth distribution margin increased $157 million and was 38% of revenues. The increase is due primarily to Sul's sales of excess energy into the southeast market where rationing was taking place. In the Caribbean, growth distribution margin increased $39 million and was 5% of revenues. The increase is due mainly to lower losses at Ede Este and an increase in contribution from CAESS. In Europe/Africa, growth distribution margin decreased $10 million and was negative due to losses at SONEL. In Asia, growth distribution margin decreased $18 million and was negative due primarily to an increase in losses at Telasi.

        Non-regulated gross margin.    Non-regulated gross margin decreased $100 million, or 7%, to $1.3 billion in 2001 from $1.4 billion in 2000. Non-regulated gross margin decreased due to a decline in market prices in the U.K. and the U.S. which resulted in a decrease in competitive supply gross margin that was only partially offset by an increase in contract generation gross margin.

        Contract generation gross margin increased $59 million, or 8%, to $826 million in 2001 from $767 million in 2000. Excluding businesses acquired or that commenced commercial operations during 2001 and 2000, contract generation gross margin decreased 6% to $710 million in 2001. Contract generation gross margin increased in all geographic regions except for Asia. The contract generation gross margin as a percentage of revenues decreased to 33% in 2001 from 44% in 2000. In South America, contract generation gross margin increased $17 million and was 27% of revenues. The increase is due to the acquisition of Gener offset by a decline at Tiete from the rationing of electricity in Brazil. In North America, contract generation gross margin increased $7 million and was 50% of revenues. The increase is due to improvements at Southland and Beaver Valley partially offset by a decrease at Thames from the contract buydown (see footnote 13 to the Company's consolidated financial statements). In Europe/Africa, contract generation gross margin increased $44 million and was 30% of revenues. The increase is due primarily to our additional ownership interest in Kilroot and the acquisition of Ebute in Nigeria. In Asia, contract generation gross margin decreased $22 million and was 29% of revenues. The decrease is due mainly to additional bad debt provisions at Jiaozuo, Hefei and Aixi in China that were partially offset by the start of commercial operations at Haripur. The decrease in contract generation gross margin as a percentage of revenue is due to the acquisition of generation businesses with overall gross margin percentages, which are lower than the overall portfolio of generation businesses. As a percentage of sales, contract generation gross margin declined in South America and Asia, was relatively flat in North America and increased in Europe/Africa and the Caribbean.

        The competitive supply gross margin decreased $133 million, or 23%, to $453 million in 2001 from $586 million in 2000. Excluding businesses acquired or that commenced commercial operations during 2001 and 2000, competitive supply gross margin decreased 30% to $400 million in 2001. The overall decrease is due to declines in North America, Europe/Africa and South America that were partially offset by slight increases in the Caribbean and Asia. The competitive supply gross margin as a percentage of revenues decreased to 23% in 2001 from 32% in 2000. In South America, competitive supply segment gross margin decreased $56 million and was 8% of revenues due to declines at our businesses in Argentina. In Europe/Africa, competitive supply segment gross margin decreased $86 million and was 23% of revenues. The decrease is due primarily to declines at Drax and Barry from the lower market prices in the U.K. In North America, competitive supply segment gross margin decreased $10 million and was 26% of revenues.The decrease was due to decreases at Somerset in New York and Deepwater in Texas. In the Caribbean (which includes Colombia), the competitive supply gross margin increased $15 million and was 29% of revenues. The increase is due primarily to the acquisition of Chivor. As a percentage of sales, competitive supply gross margin declined in South America, Europe/Africa and the Caribbean and remained relatively flat in North America and Asia.

        The breakdown of AES's gross margin for the years ended December 31, 2001 and 2000, based on the geographic region in which they were earned, is set forth below.

	2001	% of Revenue	2000	% of Revenue	% change
North America	$789 million	38%	$768 million	37%	3%
South America	$528 million	31%	$420 million	38%	26%
Caribbean*	$457 million	24%	$226 million	21%	102%
Europe/Africa	$318 million	23%	$371 million	29%	(14%	)
Asia	$101 million	15%	$138 million	22%	(27%	)

*
Includes Venezuela and Colombia.

Selling, general and administrative expenses

        Selling, general and administrative expenses increased $38 million, or 46%, to $120 million in 2001 from $82 million in 2000. Selling, general and administrative expenses as a percentage of revenues remained constant at 1% in 2001 and 2000. The overall increase in selling, general and administrative expenses is due to increased development activities.

Interest expense

        Interest expense increased $248 million, or 19%, to $1.5 billion in 2001 from $1.3 billion in 2000. Interest expense as a percentage of revenues increased to 21% in 2001 from 20% in 2000. Interest expense increased overall primarily due to interest expense at new businesses, additional corporate interest expense arising from senior debt issued during 2001 to finance new investments and mark-to-market losses on interest rate related derivative instruments.

Interest income

        Interest income decreased $73 million, or 36%, to $128 million in 2001 from $201 million in 2000. Interest income decreased primarily due to a decrease at Thames as a result of receiving payment of the contract receivable from Connecticut Light and Power along with overall lower interest rates in 2001.

Other income

        Other income decreased $60 million, or 31%, to $134 million in 2001 from $194 million in 2000 See Note 13 to the consolidated financial statements for an analysis of other income and other expense. IPALCO sold certain assets ("Thermal Assets") for approximately $162 million. The transaction resulted in a gain to the company of approximately $31 million which was included in other income in 2000. Of the net proceeds, $88 million was used to retire debt specifically assignable to the Thermal Assets. A subsidiary of the Company sold approximately 14 million shares of Compania Anonima Nacional Telefonos de Venezuela resulting in a realized gain of approximately $18 million which is included in other income in 2001. A subsidiary of the Company sold approximately one million shares of Internet Capital Group, Inc. resulting in a realized gain of approximately $112 million which was included in other income in 2000.

        See Note 13 to the consolidated financial statements for an analysis of other income and other expense.

Other expense

        Other expense increased $15 million, or 29%, to $67 million in 2001 from $52 million in 2000. See Note 13 to the consolidated financial statements for an analysis of other income and other expense. The Company recorded a $17 million environmental fine in 2000 related to excess nitrogen oxide air emissions at certain of its generating facilities in California which was included in other expense in 2000.

Foreign Currency Transaction (losses)gains

        Foreign currency transaction (losses)gains increased $24 million, or 600%, to $28 million in 2001 from $4 million in 2000. Foreign currency transaction (losses)gains increased primarily due to devaluations in Argentina and to a much lesser extent in the U.K., offset by income received on foreign currency forward contracts.

Equity in pre-tax earnings of affiliates

        Equity in pre-tax earnings of affiliates decreased $300 million, to $175 million in 2001 from $475 million in 2000. The overall decrease in equity in earnings is due primarily to declines in equity in earnings of Brazilian large utility affiliates which resulted from the devaluation of the Brazilian Real, as well as the rationing of electricity in Brazil.

        Equity in earnings of competitive supply affiliates decreased to ($5) million in 2001 from $0 million in 2000. The decrease is due to losses incurred at Infovias, a Brazilian company.

        Equity in earnings of contract generation affiliates increased to $54 million in 2001 from $49 million in 2000. The increase is due primarily to contributions from equity affiliates of Gener and the contribution from Itabo offset by a decrease in Kilroot related to the Company's purchase of an additional interest thereby making it a consolidated subsidiary.

        Equity in earnings of large utilities decreased $286 million to $140 million in 2001 from $426 million in 2000. The decrease is primarily due to the devaluation of the Brazilian Real, as well as the impact of electricity rationing in Brazil. Equity in earnings of large utilities included non-cash Brazilian foreign currency transaction losses on a pretax basis of $210 million and $64 million in 2001 and 2000, respectively. Our distribution concession contracts in Brazil provide for annual tariff adjustments based upon changes in the local inflation rates and generally significant devaluations are followed by increased local currency inflation. However, because of the lack of adjustment to the current exchange rate, the in arrears nature of the respective adjustment to the tariff or the potential delays or magnitude of the resulting local currency inflation of the tariff, the future results of operations of the company's distribution companies in Brazil could be adversely affected by the continued devaluation of the Brazilian Real.

        Equity in earnings of growth distribution affiliates decreased to ($13) million in 2001 from $0 million in 2000. The decrease is primarily due to the change in the way in which we account for our investment in CESCO. CESCO was previously consolidated but was changed to equity method during 2001 when the Company was removed from management and the Board of Directors.

Income taxes

        Income taxes (including income taxes on equity in earnings and minority interests) decreased $164 million to $207 million in 2001 from $371 million in 2000. The Company's effective tax rate was 31% in 2001 and 2000.

Severance and transaction costs

        During the first quarter of 2001, the Company incurred approximately $94 million of transaction and contractual severance costs related to the acquisition of IPALCO. During the third quarter of 2001, the Company recorded an additional $37 million in contractual severance costs related to the IPALCO transaction.

Minority interest

        Minority interest (before income taxes) decreased $17 million, or 14%, to $103 million in 2001 from $120 million in 2000. The decreases in contract generation, competitive supply and growth distribution minority interest were offset slightly by an increase in the large utilities minority interest.

        Contract generation minority interest decreased $15 million to $22 million in 2001 from $36 million in 2000. The decrease in contract generation minority interest is due primarily to lower contributions from Tiete.

        Competitive supply minority interest decreased $26 million to $11 million in 2001 from $37 million in 2000. The decrease in competitive supply minority interest is due primarily to lower contributions from Panama and CTSN.

        Large utilities minority interest increased $3 million to $88 million in 2001 from $85 million in 2000. Increased contributions from EDC were almost entirely offset by declines at CEMIG.

        Growth distribution minority interest increased $20 million to ($18) million in 2001 from ($38) million in 2000. The increases were due to the acquisition of CAESS and increased contributions from EDE Este.

Discontinued operations

        During 2001, the Company discontinued certain of its operations, including Power Direct, Ib Valley, Power Northern, Geoutilities, TermoCandelaria and several telecommunications businesses in the United States and Brazil. During 2002, the Company discontinued operations at Fifoots, CILCORP, New Energy, Eletronet and Greystone. All of the operations for these businesses and the related write-offs from dispositions in 2001 are reported in this line item. Results of operations in 2001 were a loss of approximately $31 million and the write-off from dispositions was a loss of approximately $147 million, net of tax. All amounts in 2000 represent results from operations.

Net income

        Net income decreased $522 million to $273 million in 2001 from $795 million in 2000. The overall decrease in net income is due to decreased net income from competitive supply and large utility businesses offset slightly by increases in the contract generation and growth distribution businesses. The decreases are primarily due to lower market prices in the United Kingdom and the decline in the Brazilian Real during 2001 resulting in foreign currency transaction losses of approximately $210 million. Additionally the Company recorded severance and transaction costs related to the IPALCO pooling-of-interest transaction and a loss from discontinued operations of $178 million. Our 10 largest contributors to net income in 2001 were as follows: Lal Pir/Pak Gen, Shady Point and Thames from contract generation; Somerset from competitive supply; EDC, Eletropaulo, IPALCO, and CEMIG from large utilities; Sul from growth distribution and CILCORP, which is recorded in discontinued operations.

2000 COMPARED TO 1999

Revenues

        Revenues increased $2.5 billion, or 66%, to $6.3 billion in 2000 from $3.8 billion in 1999. The increase in revenues is due primarily to the acquisition of new businesses. Excluding businesses acquired or that commenced commercial operations during 2000 or 1999, revenues increased 6% to $3.6 billion.

	2000	1999	% Change
Contract generation	$1.7 billion	$1.3 billion	31%
Competitive supply	$1.8 billion	$690 million	161%
Large utilities	$1.4 billion	$871 million	61%
Growth distribution	$1.3 billion	$948 million	37%

        Regulated revenues.    Regulated revenues increased $900 million, or 50%, to $2.7 billion in 2000 from $1.8 billion in 1999. Regulated revenues increased in both the large utilities and growth distribution segments due primarily to acquisitions.

        Large utilities revenues increased $529 million, or 61%, to $1.4 billion in 2000 from $871 million in 1999. Excluding businesses acquired in 2000 or 1999, large utilities revenues increased 2% to $892 million in 2000. The increase in large utility segment revenues occurred primarily inthe Caribbean. The acquisition of EDC in Venezuela contributed entirely to the $494 million increase in Caribbean revenues.

        Growth distribution revenues increased $352 million, or 37%, to $1.3 billion in 2000 from $948 million in 1999. Excluding businesses acquired in 2000 or 1999, growth distribution revenues increased 5% to $889 million in 2000. The increase in growth distribution segment revenues occurred within South America, the Caribbean and Asia. In South America, growth distribution revenues increased $51 million due primarily to increased revenues from Sul caused by improved economic conditions in Brazil. In the Caribbean, growth distribution revenues increased $189 million due primarily to the acquisition of EDE Este and CESCO in 1999 and CAESS in 2000.

        Non-regulated revenues.    Non-regulated revenues increased $1.6 billion, or 80%, to $3.6 billion in 2000 from $2.0 billion in 1999. Non-regulated revenues increased in both the contract generation and competitive supply segments due to acquisitionjs, the start of commercial operations at greenfield projects and favorable market prices in the U.S. and U.K.

        Contract generation revenues increased $400 million, or 31%, to $1.7 billion in 2000 from $1.3 billion in 1999. Excluding businesses acquired or that commenced commercial operations in 2000 or 1999, contract generation revenues increased 4% to $1.3 billion in 2000. The increase in contract generation segment revenues was due primarily to increases in South America, North America, Caribbean and Asia, offset by a slight decline in Europe/Africa. In South America, contract generation segment revenue increased $245 million, and this is due mainly to the acquisition of Tiete. In North America, contract generation segment revenues increased $76 million due primarily to the start of commercial operations at Warrior Run in January 2000. In the Caribbean, contract generation segment revenues increased $92 million due primarily to the start of commercial operations at Merida III in June 2000 and increased revenues from Los Mina. In Asia, contract generation segment revenue increased $41 million due primarily to increased operations at the Ecogen peaking plant and Lal Pir and Pak Gen in Pakistan. In Europe/Africa, contract generation segment revenues remained fairly constant with decreases at Tisza II in Hungary being offset by the acquisition of a controlling interest at Kilroot.

        Competitive supply revenues increased $1.1 billion, or 161%, to $1.8 billion in 2000 from $690 million in 1999. Excluding businesses acquired or that commenced commercial operations in 2000 or 1999, competitive supply revenues increased 25% to $477 million in 2000. The most significant increases occurred within North America and Europe/Africa. Slight increases occurred in South America and the Caribbean. Asia reported a slight decrease. In North America, competitive supply segment revenues increased $245 million due primarily to the New York plants contributing a full year of revenues in 2000. In Europe/Asia, competitive supply segment revenues increased $875 million due primarily to Drax contributing a full year of revenues during 2000.

        The breakdown of AES's revenues for the years ended December 31, 2000 and 1999, based on the geographic region in which they were earned, is set forth below.

	2000	1999	% change
North America	$2.1 billion	$1.8 billion	17%
South America	$1.1 billion	$827 million	33%
Caribbean*	$1.1 billion	$312 million	253%
Europe/Africa	$1.3 billion	$421 million	209%
Asia	$615 million	$499 million	23%

*
Includes Venezuela and Colombia.

Gross margin

        Gross margin, which represents total revenues reduced by cost of sales, increased $698 million, or 58%, to $1.9 billion in 2000 from $1.2 billion in 1999. Gross margin as a percentage of revenues decreased to 26% in 2000 from 31% in 1999. The decrease in gross margin as a percentage of revenues is primarily due to the decrease in the competitive supply and growth distribution gross margin. Excluding businesses acquired or that commenced commercial operations in 2000 or 1999, gross margin decreased 2% to $1.1 billion in 2000.

	2000	1999	% Change
Contract generation	$767 million	$551 million	39%
Competitive supply	$586 million	$251 million	133%
Large utilities	$439 million	$268 million	64%
Growth distribution	$131 million	$185 million	(29%	)

        Regulated gross margin.    Regulated gross margin increased $117 million, or 26%, to $570 million in 2000 from $453 million in 1999. Regulated gross margin increased due to the increase in the large utilities segment that was offset in part by a decrease in the growth distribution segment.

        Large utilities gross margin increased $171 million, or 64%, to $439 million in 2000 from $268 million in 1999. Excluding businesses acquired in 2000 or 1999, large utilities gross margin decreased 2% to $262 million in 2000. The increase in large utilities gross margin was due to increases in the Caribbean. The large utilities gross margin as a percentage of revenues increased to 32% in 2000 from 31% in 1999. The acquisition of EDC in the Caribbean contributed entirely to the $177 million increase, which was 36% of revenues.

        Growth distribution gross margin decreased $54 million, or 29%, to $131 million in 2000 from $185 million in 1999. Excluding businesses acquired in 2000 or 1999, growth distribution gross margin decreased 10% to $172 million in 2000. The decrease in growth distribution gross margin was due to decreases in South America, the Caribbean and Asia. The growth distribution gross margin as a percentage of revenues decreased to 10% in 2000 from 20% in 1999. In South America, growth distribution gross margin decreased $10 million and was 22% of revenues. Increases from Sul were offset by declines from Eden/Edes and Edelap in Argentina. In the Caribbean, growth distribution gross margin decreased $31 million and was (2%) of revenues. The decrease was due to the inclusion of a full year of losses from EDE Este. As a percentage of revenues, growth distribution gross margin decreased in South America and the Caribbean and remained flat in Asia.

        Non-regulated gross margin.    Non-regulated gross margin increased $551 million, or 69%, to $1.4 billion in 2000 from $802 million in 1999. Non-regulated gross margin increased in both the contract generation and competitive supply segments due to acquisitions, the start of commercial operations at greenfield projects and favorable market prices in the U.S. and U.K.

        The contract generation gross margin increased $216 million, or 39%, to $767 million in 2000 from $551 million in 1999. Excluding businesses acquired or that commenced commercial operations in 2000 or 1999, contract generation gross margin decreased 3% to $509 million in 2000. The increase in contract generation gross margin was primarily due to increases in South America and North America. Slight increases in the Caribbean and Asia were offset by slight decreases in Europe/Africa. The contract generation gross margin as a percentage of revenues increased to 44% in 2000 from 42% in 1999. In South America, contract generation gross margin increased $168 million and was 66% of revenues. The increase is primarily due to the acquisition of Tiete. In North America, contract generation increased $47 million and was 52% of revenues. The increase is due primarily to the start of commercial operations at Warrior Run. The overall increase in gross margin as a percentage of revenues is due primarily to slightly better gross margin percentages from businesses acquired than the core portfolio of businesses. As a percentage of revenues, contract generation gross margin increased in South America, remained relatively flat in North America and Europe/Africa and decreased slightly in Asia.

        The competitive supply gross margin increased $335 million, or 133%, to $586 million in 2000 from $251 million in 1999. Excluding businesses acquired or that commenced commercial operations in 2000 or 1999, competitive supply gross margin increased 14% to $177 million in 2000. The increase in competitive supply gross margin was due primarily to increases in North America and Europe/Africa. Slight increases in South America and the Caribbean were offset by slight declines in Asia. The competitive supply gross margin as a percentage of revenues decreased to 32% in 2000 from 36% in 1999. In North America, competitive supply gross margin increased $89 million and was 29% of revenues. The increase is due to a full year of contribution by the New York plants. In Europe/Africa, competitive supply gross margin increased $243 million and was 30% of revenues. The increase was due primarily to the contribution of a full year by Drax. The overall increase in gross margin is due primarily to businesses acquired during 1999, which contributed a full year of operations in 2000. The overall decline in gross margin as a percentage of revenues is due to lower gross margins experienced at Drax, Panama, Ekibastuz and Altai. As a percentage of revenues, competitive supply gross margin increased in South America, remained flat in North America and decreased in Europe/Africa, the Caribbean and Asia.

        The breakdown of AES's gross margin for the years ended December 31, 2000 and 1999, based on the geographic region in which they were earned, is set forth below.

	2000	% of Revenue	1999	% of Revenue	% change
North America	$768 million	37%	$640 million	36%	20%
South America	$420 million	36%	$233 million	28%	80%
Caribbean*	$226 million	21%	$75 million	24%	201%
Europe/Africa	$371 million	29%	$124 million	29%	199%
Asia	$138 million	22%	$183 million	37%	(25%	)

*
Includes Venezuela and Colombia.

Selling, general and administrative expenses

        Selling, general and administrative expenses increased $17 million, or 26%, to $82 million in 2000 from $65 million in 1999. Selling, general and administrative expenses as a percentage of revenues remained constant at 1% in both 2000 and 1999. The increase is due to an increase in business development activities.

Interest expense

        Interest expense increased $589 million, or 86%, to $1.3 billion in 2000 from $686 million in 1999. Interest expense as a percentage of revenues was 20% in 2000 and 18% in 1999. Interest expense increased primarily due to the interest at new businesses, including Drax, Tiete, and EDC, as well as additional corporate interest costs resulting from the senior debt and convertible securities issued within the past two years.

Interest income

        Interest income increased $133 million, or 196%, to $201 million in 2000 from $68 million in 1999.. Interest income increased primarily due to interest income associated with the prepayment of the contract receivable between Thames and Connecticut Light and Power along with increases at Drax.

Other income

        Other income decreased $96 million, or 98%, to $194 million in 2000 from $98 million in 1999. See Note 13 to the consolidated financial statements for an analysis of other income and other expense. IPALCO sold certain assets ("Thermal Assets") for approximately $162 million. The transaction resulted in a gain to the Company of approximately $31 million which was inclued in other income in 2000. Of the net proceeds, $88 million was used to retire debt specifically assignable to the Thermal Assets. During 1999, the Company recorded a $29 million gain (before extraordinary loss) from the buyout of its long-term power sales agreement at Placerita which was included in other income. The Company received gross proceeds of $110 million which were offset by transaction related costs of $19 million and an impairment loss of $62 million to reduce the carrying value of the electric generation assets to their estimated fair value after termination of the contract. The estimated fair value was determined by an independent appraisal. Concurrent with the buyout of the power sales agreement, the Company repaid the related non-recourse debt prior to its scheduled maturity and recorded an extraordinary loss of $11 million, net of income taxes. A subsidiary of the Company sold approximately one million shares of Internet Capital Group, Inc. resulting in a realized gain of approximately $112 million which was included in other income. There were no similar transactions during 1999.

Other expense

        Other expense decreased $36 million, or 41%, to $52 million in 2000 from $88 million in 1999. See Note 13 to the consolidated financial statements for an analysis of other income and other expense. The Company recorded a $17 million environmental fine in 2000 related to excess nitrogen oxide in air emissions at certain of its generating facilities in California which was included in other expense. As a result of the shortage of electricity in California in 2000, our generating facilities in California operated at higher than expected capacity factors. The Company does not intend to operate its facilities in California unless it has sufficient nitrogen oxide air emission credits or allocations.

Severance and transaction costs

        During the fourth quarter of 2000, the Company incurred approximately $79 million of transaction and contractual severance costs related to the acquisition of IPALCO.

Foreign Currency Transaction (losses) gains

        The Company recorded $4 million of foreign currency transaction losses in 2000 and $8 million of foreign currency transaction gains in 1999. Foreign currency transaction gains and losses generally result from the effect of exchange rate changes on monetary liabilities, principally debt, that are denominated in a currency other than the functional currency of the entity which holds them.

Equity in pre-tax earnings of affiliates

        Equity in pre-tax earnings of affiliates (before income taxes) increased $446 million to $475 million in 2000 from $29 million in 1999. Equity in earnings of affiliates includes foreign currency transaction losses of $64 million and $203 million in 2000 and 1999, respectively. The increase in equity in earnings of affiliates resulted from the increase in equity in earnings of large utility investments offset by a slight decrease in equity in earnings of competitive generation investments.

        The Company did not have any equity in earnings from competitive supply or growth distribution investments during 2000 or 1999.

        Equity in earnings of contract generation affiliates decreased $11 million, or 18%, to $49 million in 2000 from $60 million in 1999. The decrease in equity in earnings is due to the acquisition of a controlling interest in Kilroot during 2000 thereby causing it to become consolidated during the year and declining its equity in earnings contribution.

        Equity in earnings of large utilities increased $457 million to $426 million in 2000 from ($31) million in 1999. The significant increase in equity in earnings is due to an additional ownership interest in Eletropaulo, as well as improved economic conditions in Brazil, which resulted in much greater contribution from Eletropaulo and CEMIG. Foreign currency transaction losses decreased $139 million to $64 million in 2000 at our large utility affiliates in Brazil.

Income taxes

        Income taxes (including income taxes on equity in earnings and minority interest) increased $185 million to $371 million in 2000 from $186 million in 1999. The Company's effective tax rate decreased to 31% in 2000 from 34% in 1999 due to an increase in earnings of certain foreign businesses which are taxed at a lower rate than the U.S. income tax rate.

Minority interest

        Minority interest (before income taxes) increased $55 million, or 85%, to $120 million in 2000 from $65 million in 1999. The increase in minority interest is due to increases in all segments except growth distribution, which had a decline from 1999.

        Contract generation minority interest increased $20 million, or 125%, to $36 million in 2000 from $16 million in 1999. The increase in minority interest is due to increased contributions from Tiete.

        Competitive supply minority interest increased $11 million, or 42%, to $37 million in 2000 from $26 million in 1999. The increase in minority interest is due to increased contributions from generation businesses in South America.

        Large utilities minority interest increased $88 million to $85 million in 2000 from a loss of $3 million in 1999. The overall increase is due to increased contributions from EDC and CEMIG.

        Growth distribution minority interest decreased $60 million to a loss of $31 million in 2000 from $25 million in 1999. The overall decrease is due to lower contributions from EDE Este and CESCO.

Discontinued operations

        During 2001, the Company discontinued certain of its operations, including Power Direct, Power Northern, Geoutilities and several telecommunications businesses in the United States and Brazil. During 2002, the Company discontinued operations at Fifoots, CILCORP, New Energy, Eletronet and Greystone. The results of operations from these businesses have been reclassified to discontinued operations. The Company recorded $15 million and $11 million in 2000 and 1999, respectively, net of tax, of net losses from these businesses.

Net income

        Net income increased $438 million, or 123%, to $795 million in 2000 from $357 million in 1999. The increase in net income is due to increases in all segments except growth distribution. The businesses contributing the most include the New York plants, Drax, Tiete, EDC, Eletropaulo and CEMIG. Net income was also positively impacted by non-recurring gains from the sale of assets and investments of $143 million offset by expenses from severance and transaction costs of $79 million from the IPALCO pooling-of-interests transaction and an environmental fine of $17 million.

FINANCIAL POSITION AND CASH FLOWS

Consolidated cash flows

        At December 31, 2001, AES had a consolidated net working capital deficit of ($235) million as compared to positive working capital of $745 million at the end of 2000. Cash and short- term investments were $1.4 billion at December 31, 2001. Included in the net working capital is approximately $2.7 billion from the current portion of long- term debt. The Company intends to repay approximately $1.0 billion of the current debt during 2002, which includes $488 million of recourse debt, and the remainder is expected to be refinanced. There can be no guarantee that these refinancings will have terms as favorable as those currently in existence. There are some subsidiaries that issue short-term debt and commercial paper in the normal course of business and continually refinance these obligations. The decrease in net working capital was due primarily to an increase in the current portion of debt and a decline in restricted cash. Restricted cash decreased due to the payment in 2001 of $848 million for the Gener acquisition that was classified as restricted cash at December 31, 2000.

        Property, plant and equipment, net of accumulated depreciation, accounts for 60% of the Company's total assets and was $22.1 billion at December 31, 2001. Net property, plant and equipment increased $4 billion, or 22%, during 2001. The increase was due primarily to construction activities at the Company's greenfield projects. Acquisitions of new businesses contributed to a lesser extent.

        In total, the Company's consolidated debt increased $3.6 billion, or 20%, to $21.2 billion at December 31, 2001. The increase is due primarily to borrowings used to fund the construction of the Company's greenfield projects and borrowings used to refinance the redeemable preferred trust, commonly called RHINOS. Borrowings used to fund acquisitions contributed to a lesser extent.

        At December 31, 2001, the Company had $860 million of cash and cash equivalents. Cash and cash equivalents increased $62 million. The $1.7 billion provided by operating activities and the $1.6 billion of cash raised by financing activities was used to fund the $3.3 billion of investing activities.

        Cash flows provided by operating activities totaled $1.7 billion during 2001. The increase in cash provided by operating activities during 2001 is due to the collection of the Thames contract prepayment and enhanced collections of accounts receivable at Los Mina, Ekibastuz, Altai and Telasi. Net cash used in investing activities totaled $3.3 billion during 2001. The cash used in investing activities includes $1.4 billion for acquisitions and $3.2 billion for property additions, primarily new greenfield construction efforts. Net cash provided by financing activities was $1.6 billion during 2001. The cash provided by financing activities includes $1.7 billion provided by net borrowings.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEPENDENT AUDITORS' REPORT

To the Stockholders of The AES Corporation:

We have audited the accompanying consolidated balance sheets of The AES Corporation and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the index on page S-1 of the Company's annual report on Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits. The consolidated financial statements and financial statement schedules give retroactive effect to the merger of The AES Corporation and IPALCO Enterprises, Inc., which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of C.A. La Electricidad de Caracas and Corporation EDC, C.A. and their subsidiaries ("EDC"), a majority-owned subsidiary, which statements reflect total assets constituting 9% and 10% of consolidated total assets as of December 31, 2001 and 2000, total revenues constituting 10% and 8% of consolidated total revenues and total income from continuing operations constituting 49% and 14% of consolidated income from continuing operations for 2001 and 2000. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for EDC, is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits, and the report of the other auditors, provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of The AES Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, based on our audits and the report of other auditors, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 3 to the financial statements, the Company changed its method of accounting for the impairment or disposal of long-lived assets effective January 1, 2001 to conform with Statement of Financial Accounting Standards No. 144. Also, as discussed in Note 7 to the financial statements, the Company changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001 to conform with Statement of Financial Accounting Standards No. 133.

Deloitte & Touche LLP

McLean, VA
February 5, 2002 (February 6, 2002 as to paragraph 9 of Note 4, March 21, 2002 as to paragraph 7 of Note 6,
    April 1, 2002 as to the last paragraph in Note 13, and September 12, 2002 as to Note 3)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of
C.A. La Electricidad de Caracas and Corporación EDC, C.A.:

We have audited the accompanying combined balance sheets of C.A. La Electricidad de Caracas and Corporación EDC, C.A. and their Subsidiaries (Venezuelan corporations), translated into U.S. dollars, as of December 31, 2001 and 2000, and the related translated combined statements of income, stockholders' investment and cash flows for the year ended December 31, 2001 and for the period from June 1 through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

These translated combined financial statements have been prepared for use in the preparation of the consolidated financial statements of AES Corporation and, accordingly, they translate the assets, liabilities, stockholders' investment, revenues and expenses of C.A. La Electricidad de Caracas and Corporación EDC, C.A. and their Subsidiaries for that purpose. The translated combined financial statements have not been prepared for use by other parties and may not be appropriate for such use.

In our opinion, the translated financial statements referred to above present fairly, in all material respects and for the purpose described in the preceding paragraph, the financial position of C.A. La Electricidad de Caracas and Corporación EDC, C.A. and their Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001 and for the period from June 1 through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Porta, Cachafeiro, Laría
Y Asociados

Hector L. Gutierrez D.
Public Accountant CPC No 24,321

Caracas, Venezuela
January 18, 2002 (except with respect
to the matter discussed in Note 18, as
to which the dates are February 20, 2002)

THE AES CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000

	2001	2000
	(Amounts in Millions, Except Shares and Par Value)
ASSETS
Current Assets:
Cash and cash equivalents	$860	$798
Restricted cash	357	1,200
Short-term investments	215	97
Accounts receivable — net of reserves of $251-2001; $203 -2000	1,313	1,270
Inventory	562	507
Receivable from affiliates	10	27
Deferred income taxes	244	148
Prepaid expenses and other current assets	602	1,100
Current assets of discontinued operations	529	637

Total current assets	4,692	5,784

Property, Plant and Equipment:
Land	567	618
Electric generation and distribution assets	20,173	17,444
Accumulated depreciation and amortization	(3,177)	(2,564)
Construction in progress	4,412	2,612

Property, plant, and equipment — net	21,975	18,110

Other Assets:
Deferred financing costs — net	437	380
Project development costs	66	66
Investments in and advances to affiliates	3,100	3,122
Debt service reserves and other deposits	472	509
Goodwill — net	2,408	1,358
Long-term assets of discontinued operations	2,752	2,614
Other assets	910	1,095

Total other assets	10,145	9,144

Total	$36,812	$33,038

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$736	$621
Accrued interest	281	391
Accrued and other liabilities	799	1,145
Current liabilities of discontinued operations	642	564
Recourse debt — current portion	488	—
Non-recourse debt — current portion	1,982	2,318

Total current liabilities	4,928	5,039

Long-Term Liabilities:
Non-recourse debt	13,789	11,814
Recourse debt	4,913	3,458
Deferred income taxes	1,695	1,606
Long-term liabilities of discontinued operations	1,413	1,502
Other long-term liabilities	2,027	1,407

Total long-term liabilities	23,837	19,787

Minority Interest	1,530	1,442
Commitments and Contingencies (Note 8)	—	—
Company-Obligated Convertible Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures of AES	978	1,228
Stockholders' Equity:
Preferred stock, no par value — 50 million shares authorized; none issued	—	—
Common stock, $.01 par value — 1, 200 million shares authorized for 2001 and 2000, 645 million issued and 533 million outstanding in 2001, 603 million issued and 522 million outstanding in 2000	5	5
Additional paid-in capital	5,225	5,172
Retained earnings	2,809	2,551
Accumulated other comprehensive loss	(2,500)	(1,679)
Treasury Stock, at cost: 2000 -13 million shares	—	(507)

Total stockholders' equity	5,539	5,542

Total	$36,812	$33,038

See notes to consolidated financial statements.

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
	(Amounts in Millions, Except Shares and Par Value)
Revenues
Regulated	$3,322	$2,661	$1,819
Non-regulated	4,439	3,596	1,994

Total Revenues	7,761	6,257	3,813

Cost of Sales
Regulated	(2,407)	(2,091)	(1,366)
Non-regulated	(3,161)	(2,243)	(1,192)

Total Cost of Sales	(5,568)	(4,334)	(2,558)

Selling, General and Administrative Expenses	(120)	(82)	(65)
Severance and Transaction Costs	(131)	(79)	—
Interest expense	(1,523)	(1,275)	(686)
Interest income	128	201	68
Other Income	134	194	98
Other Expense	(67)	(52)	(88)
Foreign Currency Transaction (Losses) Gains	(28)	(4)	8
Equity in Pre-tax Earnings of Affiliates	175	475	29

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	761	1,301	619
Income Taxes	207	371	186
Minority Interest	103	120	65

INCOME FROM CONTINUING OPERATIONS	451	810	368
Loss from operations of discontinued businesses (net of income taxes of ($3), ($2) and $(2), respectively)	(178)	(15)	(11)

NET INCOME	$273	$795	$357

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.85	$1.68	$0.87
Discontinued operations	(0.33)	(0.02)	(0.03)

BASIC EARNINGS PER SHARE	$0.52	$1.66	$0.84

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.84	$1.62	$0.85
Discontinued operations	(0.33)	(0.03)	(0.03)

DILUTED EARNINGS PER SHARE	$0.51	$1.59	$0.82

See notes to consolidated financial statements.

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
	(Amounts in Millions)
OPERATING ACTIVITIES:
Net income	$273	$795	$357
Adjustments to net income:
Depreciation and amortization	859	697	388
Gain from sale of available-for-sale securities	(18)	(112)	—
Gain from sale of assets	—	(31)	(91)
Impairment loss	—	—	62
Loss on discontinued operations	229	32	4
Provision for deferred taxes	47	(2)	12
Minority interest earnings	105	124	64
Undistributed earnings of affiliates	(140)	(320)	30
Other	(69)	(61)	72
Changes in operating assets and liabilities:
Decrease (increase) in accounts and contract receivables	712	(270)	(154)
Increase in inventory	(10)	(56)	(45)
Increase in other current assets	(34)	(156)	(87)
Decrease (increase) in other assets	295	(132)	(31)
(Decrease) increase in accounts payable	(125)	257	(61)
(Decrease) increase in accrued interest	(148)	126	85
Decrease in accrued and other liabilities	(368)	(225)	(184)
Increase (decrease) in other liabilities	83	(160)	(41)

Net cash provided by operating activities	1,691	506	380

INVESTING ACTIVITIES:
Property additions	(3,173)	(2,226)	(938)
Acquisitions-net of cash acquired	(1,365)	(1,818)	(5,713)
Proceeds from the sales of assets	564	234	650
Sale of short-term investments	670	195	49
Purchase of short-term investments	(649)	(96)	(98)
Affiliate advances and equity investments	(133)	(515)	(193)
Decrease (increase) in restricted cash	832	(1,110)	(80)
Project development costs	(105)	(96)	(84)
Debt service reserves and other assets	45	(101)	(94)

Net cash used in investing activities	(3,314)	(5,533)	(6,501)

FINANCING ACTIVITIES:
(Repayments) borrowings under the revolver, net	(70)	(195)	102
Issuance of non-recourse debt and other coupon bearing securities	5,935	7,081	6,427
Repayments of non-recourse debt and other coupon bearing securities	(4,015)	(2,831)	(1,289)
Payments for deferred financing costs	(153)	(136)	(119)
(Distributions to) contributions by minority interests, net	(70)	(54)	32
Issuance of common stock, net	14	1,508	1,226
Common stock dividends paid	(15)	(55)	(51)

Net cash provided by financing activities	1,626	5,318	6,328
Effect of exchange rate changes on cash	(31)	(34)	(15)

Total increase in cash and cash equivalents	(28)	257	192
(Increase) decrease in cash and cash equivalents of discontinued operations	90	(64)	(88)
Cash and cash equivalents, beginning	798	605	501

Cash and cash equivalents, ending	$860	$798	$605

SUPPLEMENTAL DISCLOSURES:
Cash payments for interest-net of amounts capitalized	$1,846	$1,191	$608
Cash payments for income taxes-net of refunds	254	216	112
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for acquisitions	511	67	48
Liabilities assumed in purchase transactions	1,362	2,098	3,570
Conversion of AES Trust I and AES Trust II (see Note 9)	—	550	—

See notes to consolidated financial statements.

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Common Stock				Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Retained Earnings		Treasury Stock	Comprehensive Income (Loss)
	Shares	Amount
	(Amounts in Millions)
Balance at January 1, 1999	402.0	$4	$1,671	$1,505	$(343)	$(469)

Net income	—	—	—	357	—	—	$357
Foreign currency translation adjustment (net of income tax benefit of $99)	—	—	—	—	(759)	—	(759)
Unrealized gains on marketable securities (net of income taxes of $65)	—	—	—	—	107	—	107
Comprehensive loss							$(295)
Dividends declared	—	—	—	(51)	—	—
Issuance of common stock through public offerings	48.0	—	1,280	—	—	—
Issuance of common stock pursuant to acquisitions	1.8	—	48	—	—	—
Purchase of treasury stock	(1.6)	—	—	—	—	(88)
Issuance of common stock under benefit plans and exercise of stock options and warrants	3.2	—	30	—	—	—
Tax benefit associated with the exercise of options	—	—	23	—	—	—

Balance at December 31, 1999	453.4	4	3,052	1,811	(995)	(557)

Net income	—	—	—	795	—	—	$795
Foreign currency translation adjustment (net of income tax benefit of $20)	—		—	—	(575)	—	(575)
Reclassification to earnings of realized gains on marketable securities (net of income tax benefit of $65)	—	—	—	—	(107)	—	(107)
Minimum pension liability adjustment (net of income tax benefit of $1)	—	—	—	—	(2)	—	(2)
Comprehensive income							$111
Dividends declared	—	—	—	(55)	—	—
Issuance of common stock through public offerings and Tecon conversions	59.2	1	1,946	—	—	—
Issuance of common stock pursuant to acquisitions	1.3	—	67	—	—	—
Issuance of common stock under benefit plans and exercise of stock options and warrants	7.8	—	50	—	—	50
Tax benefit associated with the exercise of options	—	—	57	—	—	—

Balance at December 31, 2000	521.7	$5	$5,172	$2,551	$(1,679)	$(507)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Common Stock				Accumulated Other Comprehensive Loss
			Additional Paid-In Capital	Retained Earnings		Treasury Stock	Comprehensive Income (Loss)
	Shares	Amount
	(Amounts in Millions)
Balance at December 31, 2000	521.7	$5	$5,172	$2,551	$(1,679)	$(507)
Cumulative effect of adopting SFAS No. 133 on January 1, 2001 (net of income tax benefit of $50)	—	—	—	—	(93)	—	$(93)
Net income	—	—	—	273	—	—	273
Foreign currency translation adjustment (net of reclassification to earnings of $12, net of tax, for the sale or write-off of investments in foreign entities and an income tax benefit of $38)	—	—	—	—	(636)	—	(636)
Unrealized losses on marketable securities (no income tax effect)	—	—	—	—	(48)	—	(48)
Minimum pension liability adjustment (net of income tax benefit of $10)	—	—	—	—	(16)	—	(16)
Change in derivative fair value (including a reclassification to earnings of ($32) million, net of tax, and an income tax benefit of $11)	—	—	—	—	(28)	—	(28)
Comprehensive loss							$(548)
Dividends declared	—	—	—	(15)	—	—
Issuance of common stock pursuant to acquisitions	9.4	—	511	—	—
Retirement of treasury stock	—	—	(507)	—	—	507
Issuance of common stock under benefit plans and exercise of stock options and warrants	2.1	—	34	—	—	—
Tax benefit associated with the exercise of options	—		15	—	—	—

Balance at December 31, 2001	533.2	$5	$5,225	$2,809	$(2,500)	$—

See notes to consolidated financial statements.

THE AES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2000 AND 1999

1.  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The AES Corporation and its subsidiaries and affiliates, (collectively "AES" or "the Company") is a global power company primarily engaged in owning and operating electric power generation and distribution businesses in many countries around the world. The revenues and cost of sales of our large utilities and growth distribution segments are reported as regulated, and the revenues and cost of sales of our contract generation and competitive supply segments are reported as non-regulated.

        The consolidated financial statements have been prepared to give retroactive effect to the merger with IPALCO Enterprises, Inc. ("IPALCO"), which has been accounted for as a pooling of interests as more fully discussed in Note 2.

        PRINCIPLES OF CONSOLIDATION—The consolidated financial statements of the Company include the accounts of The AES Corporation, its subsidiaries, and controlled affiliates. Investments, in which the Company has the ability to exercise significant influence but not control, are accounted for using the equity method. Intercompany transactions and balances have been eliminated. A loss in value of an equity method investment which is other than a temporary decline is recognized in earnings as an impairment.

        CASH AND CASH EQUIVALENTS—The Company considers unrestricted cash on hand, deposits in banks, certificates of deposit, and short-term marketable securities with an original maturity of three months or less to be cash and cash equivalents.

        INVESTMENTS—Securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at historical cost. Other investments that the Company does not intend to hold to maturity are classified as available-for-sale or trading. Unrealized gains or losses on available-for-sale investments are recorded as a separate component of stockholders' equity. Investments classified as trading are marked to market on a periodic basis through the statement of operations. Interest and dividends on investments are reported in interest income. Gains and losses on sales of investments are recorded using the specific identification method. Short-term investments consist of investments with original maturities in excess of three months but less than one year. Short-term investments also includes restricted cash. Debt service reserves and other deposits, which might otherwise be considered cash and cash equivalents, are treated as non-current assets (see Note 5).

        INVENTORY—Inventory, valued at the lower of cost or market (first in, first out method) consists of the following (in millions):

	December 31,
	2001	2000
Coal, fuel oil, and other raw materials	$334	$298
Spare parts and supplies	292	271
Total	626	569
Less: Inventory of discontinued operations	(64)	(62)

	$562	$507

        PROPERTY, PLANT, AND EQUIPMENT—Property, plant, and equipment is stated at cost. The cost of renewals and betterments that extend the useful life of property, plant and equipment are also capitalized. Depreciation, after consideration of salvage value, is computed using the straight-line method over the estimated composite useful lives of the assets. Depreciation expense stated as a percentage of average cost of depreciable property, plant and equipment was, on a composite basis, 3.57%, 3.68% and 3.73% for the years ended December 31, 2001, 2000 and 1999, respectively.

        The components of our electric generation and distribution assets and the related rates of depreciation are as follows:

	Composite Rate	Useful Life
Generation and Distribution Facilities	2.0% - 10.0%	10 - 50 yrs.
Other Buildings	2.5% - 5.0%	20 - 40 yrs.
Leasehold Improvements	3.3% - 10.0%	10 - 30 yrs.
Furniture and Fixtures	14.3% - 50.0%	2 - 7 yrs.

        Maintenance and repairs are charged to expense as incurred. Emergency and rotable spare parts inventories are included in electric generation and distribution assets and are depreciated over the useful life of the related components.

        CONSTRUCTION IN PROGRESS—Construction progress payments, engineering costs, insurance costs, salaries, interest, and other costs relating to construction in progress are capitalized during the construction period. Construction in progress balances are transferred to electric generation and distribution assets when each asset is ready for its intended use. Interest capitalized during development and construction totaled $295 million, $225 million, and $105 million in 2001, 2000, and 1999, respectively.

        GOODWILL—Goodwill is amortized on a straight-line basis over the estimated benefit period, which ranges from 10 to 40 years. Goodwill at December 31, 2001 and 2000 is shown net of accumulated amortization of $190 million and $128 million, respectively. The Company evaluates the impairment of goodwill whenever events or changes in circumstances indicate that the carrying amount may not be recoverable using the projection of undiscounted cash flows. In the event such cash flows are not expected to be sufficient to recover the recorded value of goodwill, the goodwill will be written down to the estimated fair value based on discounted cash flow analysis.

        LONG-LIVED ASSETS—In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," the Company evaluates the impairment of long-lived assets based on the projection of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values (see Note 3) based on discounted cash flow analysis.

        DEFERRED FINANCING COSTS—Financing costs are deferred and amortized over the related financing period using the effective interest method or the straight- line method when it does not differ materially from the effective interest method. Deferred financing costs are shown net of accumulated amortization of $154 million and $105 million as of December 31, 2001 and 2000, respectively.

        PROJECT DEVELOPMENT COSTS—The Company capitalizes the costs of developing new construction projects after achieving certain project-related milestones that indicate that the project is probable of completion. These costs represent amounts incurred for professional services, permits, options, capitalized interest, and other costs directly related to construction. These costs are transferred to construction in progress when significant construction activity commences, or expensed at the time the Company determines that development of a particular project is no longer probable. The continued capitalization of such costs is subject to ongoing risks related to successful completion, including those related to government approvals, siting, financing, construction, permitting, and contract compliance.

        INCOME TAXES—The Company follows SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities, and their respective income tax bases.

        FOREIGN CURRENCY TRANSLATION—A business's functional currency is the currency of the primary economic environment in which the business operates and is generally the currency in which the business generates and expends cash. Subsidiaries and affiliates whose functional currency is other than the U.S. Dollar translate their assets and liabilities into U.S. Dollars at the current exchange rates in effect at the end of the fiscal period. The revenue and expense accounts of such subsidiaries and affiliates are translated into U.S. Dollars at the average exchange rates that prevailed during the period. The gains or losses that result from this process, and gains and losses on intercompany foreign currency transactions which are long-term in nature, and which the Company does not intend to settle in the foreseeable future, are shown in accumulated other comprehensive loss in the stockholders' equity section of the balance sheet. Gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in determining net income. For subsidiaries operating in highly inflationary economies, the U.S. Dollar is considered to be the functional currency, and transaction gains and losses are included in determining net income.

        During 2001, the Brazilian Real experienced a significant devaluation relative to the U.S. Dollar, declining from 1.96 Reais to the U.S. Dollar at December 31, 2000 to 2.41 Reais at December 31, 2001. Also, during 1999, the Brazilian Real experienced a significant devaluation relative to the U.S. Dollar declining from 1.21 Reais to the U.S. Dollar at December 31, 1998 to 1.81 Reais to the Dollar at December 31, 1999. This continued devaluation resulted in significant foreign currency translation and transaction losses particularly during 2001 and 1999. The Company recorded $210 million, $64 million and $203 million before income taxes of non-cash foreign currency transaction losses on U.S. dollar denominated debt from its investments in Brazilian equity-method affiliates during 2001, 2000 and 1999, respectively. These amounts are recorded in equity in pre-tax earnings of affiliates in the accompanying consolidated statements of operations. The cash flow impacts of these losses will be realized when the principal balance of the related debt is paid or subsequent refinancings of such principal are paid.

        During 2001, Argentina began experiencing a significant political, social and economic crisis that has resulted in significant changes in general economic policies and regulations as well as specific changes in the energy sector. In January and February 2002, many new economic measures have been adopted by the Argentine government, including abandoning the country's fixed dollar-to-peso exchange rate, converting dollar denominated loans into pesos and placing restrictions on the convertibility of the Argentine peso. The government has also adopted new regulations in the energy sector that have the effect of repealing U.S. dollar denominated pricing under electricity tariffs as prescribed in existing electricity distribution concessions in Argentina by fixing all prices to consumers in pesos until June 30, 2002. In response to the changes, the Company recorded foreign currency transaction losses in 2001 of approximately $31 million using an exchange rate of 1.65 Argentine Pesos to U.S. Dollar based on the exchange rate upon reopening of the local currency markets in mid-January 2002. These losses are recorded in foreign currency transaction losses in the accompanying consolidated statements of operations. In combination these circumstances create significant uncertainty surrounding the performance, cash flow and potential for profitability of the electricity industry in Argentina, including the Argentine subsidiaries of AES.

        REVENUE RECOGNITION AND CONCENTRATION—Electricity distribution revenues are reported as regulated and are recognized when power is provided. Revenues for the sale of energy are recognized in the period during which the sale occurs. The calculation of revenues earned but not yet billed is based on the number of days not billed in the month, the estimated amount of energy delivered during those days and the average price per customer class for that month. Revenues from the sale of electricity and steam generation are reported as non-regulated and are recorded based upon output delivered and capacity provided at rates as specified under contract terms or prevailing market rates. Revenues from power sales contracts entered into after 1991 with decreasing scheduled rates are recognized based on the output delivered at the lower of the amount billed or the average rate over the contract term. Several of the Company's power plants rely primarily on one power sales contract with a single customer for the majority of revenues (see Note 8). No single customer accounted for 10% or more of revenues in 2001, 2000 or 1999. The prolonged failure of any of the Company's customers to fulfill contractual obligations or make required payments could have a substantial negative impact on AES's revenues and profits.

        Within our regulated businesses, sales of purchased power amounted to approximately $0.8 billion, $1.1 billion and $1.5 billion for the years ended December 31, 1999, 2000 and 2001, respectively. The related power purchased by the regulated businesses amounted to approximately $404 million, $639 million and $970 million for the years ended December 31, 1999, 2000 and 2001, respectively. Our non-regulated businesses consist primarily of generation businesses, and therefore, do not generally purchase power for resale.

        REGULATION—The Company has investments in growth distribution and large utilities businesses located in the United States and certain foreign countries that are subject to regulation by the applicable regulatory authority. Our distribution businesses generally operate in markets that are subject to electricity price regulation as compared with regulation based solely on the cost of the electricity or the allowed rate of return on a specific distribution company's assets or net assets. For the regulated portion of these businesses, the Company capitalizes incurred costs as deferred regulatory assets when there is a probable expectation that future revenue equal to the costs incurred will be billed and collected as a direct result of the inclusion of the costs in an increased tariff set by the regulator or as permitted under the electricity sales concession for that business. The deferred regulatory asset is eliminated when the Company collects the related costs through billings to customers. Regulators in the respective jurisdictions typically perform a tariff review for the distribution companies on an annual basis. If a regulator excludes all or part of a cost from recovery, that portion of the deferred regulatory asset is impaired and is accordingly reduced to the extent of the excluded cost. The Company has recorded deferred regulatory assets of $390 million and $401 million at December 31, 2001, and 2000, respectively, that it expects to pass through to its customers in accordance with and subject to regulatory provisions. The regulatory assets include $134 million and $110 million at December 31, 2001, and 2000, respectively, which are AES's share of regulatory assets recorded by the Company's equity method affiliates in Brazil, which are included in the investments and advances to affiliates balance on the accompanying consolidated balance sheets. The deferred regulatory assets at entities, which are controlled and consolidated by the Company, are recorded in other assets on the consolidated balance sheets.

        During 2001, the electricity markets in significant portions of Brazil experienced rationing, or reduced availability of electricity to customers, due to low rainfall, reduced reservoir levels and that country's significant dependence on electricity generated from hydrological resources. These factors resulted in higher costs and lower sales for AES's Brazilian subsidiaries and equity affiliates. In December 2001, the Company's Brazilian subsidiaries and equity affiliates reached an industry-wide agreement (the "agreement") with the Brazilian government that provided resolution to all rationing related issues as well as to certain other electricity tariff related issues. There were three parts to the agreement. First, Annex V, a provision in the initial contracts between the generators and the distributors that was designed to protect the distribution companies from reduced sales volumes and to limit the financial burden of generation companies during periods of rationing, was replaced with a tariff increase for end-use consumers that would compensate both generators and distributors for rationing related losses. The net ownership-adjusted impact to AES from the elimination of Annex V and the resulting tariff increase represented additional income before income taxes of $60 million. However, the amount recorded under the new methodology at December 31, 2001 was substantially the same as the contractual receivable previously recorded under the provisions of Annex V. Accordingly, the only impact of this portion of the agreement was the balance sheet reclassification of the receivable to a regulatory asset. The tariff increase will remain in effect until all recoverable amounts are collected which the Company estimates will take approximately three years. The agreement also establishes that BNDES, the National Development Bank of Brazil, will fund 90% of the amounts recoverable under the tariff increase up front through loans prior to their recovery through tariffs. The loans are repayable over the tariff increase collection period.

        The second part of the agreement relates to the Parcel A costs which are certain costs that each distribution company is permitted to defer and pass through to its customers via a future tariff adjustment. Parcel A costs are limited by the concession contracts to the cost of purchased power and certain other costs and taxes. The Brazilian regulator had granted tariff increases to recover a portion of previously deferred Parcel A costs. However, due to uncertainty surrounding the Brazilian economy, the regulator had delayed approval of some Parcel A tariff increases. As part of the agreement, a tracking account that was previously established was officially defined. Parcel A costs incurred previous to January 1, 2001 were not allowed under the definition of the tracking account. As a result, the Company wrote-off approximately $160 million ($101 million representing the Company's portion from equity affiliates), of Parcel A costs incurred prior to 2001 that will not be recovered.

        The third part of the agreement relates to the sales price that Sul, the Company's distribution subsidiary in Porto Alegre, would receive for its sales of excess energy. As a result of the agreement, Sul, recorded approximately $100 million of additional revenue and a corresponding receivable from the spot market in the fourth quarter. Sul had elected early in 2001, as permitted under its concession contract, to expose itself to gains or losses based on the difference between the market price of energy in the South where they normally sell electricity and the Southeast where they take delivery. Drought conditions in the Southeast, even with rationing, created a large imbalance between prices in the Southeast and the South resulting in a substantial gain. Sul had not recorded the revenue prior to the fourth quarter because rationing had made the Brazilian spot market illiquid and the negotiations on-going with the government, distributors and generators created an environment where collection of the receivable was not assured. The BNDES pre-funding of the tariff increase through loans to the distributors and generators added the needed liquidity to the spot market to assure collection.

        DERIVATIVES—The Company enters into various derivative transactions in order to hedge its exposure to certain market risks. The Company does not enter into derivative transactions for trading purposes. All derivative transactions are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. SFAS No. 133 requires that an entity recognize all derivatives (including derivatives embedded in other contracts), as defined, as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the derivative's fair value are to be recognized currently in earnings, unless specific hedge accounting criteria are met. Hedge accounting allows a derivative's gains or losses in fair value to offset related results of the hedged item in the statement of operations and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Prior to the adoption of SFAS No. 133 on January 1, 2001, derivatives classified as other than trading were accounted for using settlement accounting (i.e. gains and losses were accrued based on the current period cash settlement due under the contract.)

        SFAS No. 133 allows hedge accounting for fair value and cash flow hedges. SFAS No. 133 provides that the gain or loss on a derivative instrument designated and qualifying as a fair value hedge as well as the offsetting gain or loss on the hedged item attributable to the hedged risk be recognized currently in earnings in the same accounting period. SFAS No. 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedge be reported as a component of accumulated other comprehensive income in stockholders' equity and be reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative, if any, must be recognized currently in earnings. If a cash flow hedge is terminated because it is probable that the hedged transaction or forecasted transaction will not occur, the related balance in other comprehensive income as of such date is immediately recognized. If a cash flow hedge is terminated early for other reasons, the related balance in other comprehensive income as of the termination date is recognized concurrently with the related hedged transaction.

        The Company currently has outstanding interest rate swap, cap, and floor agreements that hedge against interest rate exposure on floating rate non-recourse debt. These transactions, which are classified as other than trading, are accounted for at fair value. The majority of these transactions are accounted for as cash flow hedges.

        The Company enters into currency swaps and forwards to hedge against foreign currency risk on certain non-functional currency-denominated liabilities. These transactions are accounted for at fair value. The majority of these transactions are accounted for as either fair value hedges or cash flow hedges.

        The Company enters into electric and gas derivative instruments, including swaps, options, forwards and futures contracts to manage its risks related to electric and gas sales and purchases. These transactions are accounted for at fair value. The majority of these transactions are accounted for as cash flow hedges, and as such, gains and losses arising from derivative financial instrument transactions that hedge the impact of fluctuations in energy prices are recognized in income concurrent with the related purchases and sales of the commodity. If a derivative financial instrument is entered into for trading purposes, it is marked-to-market with net gains reported within revenues or net losses reported within cost of sales.

        Derivative fair values are reflected at quoted or estimated market value. The values are adjusted to reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions. In the absence of quoted market prices, other valuation techniques to estimate fair value are utilized. The use of these techniques requires the Company to make estimations of future prices and other variables, including market volatility, price correlation, and market liquidity.

        In December 2001, the FASB revised its earlier conclusion, Derivatives Implementation Group ("DIG") Issue C-15, related to contracts involving the purchase or sale of electricity. Contracts for the purchase or sale of electricity, both forward and option contracts, including capacity contracts, may qualify for the normal purchases and sales exemption and are not required to be accounted for as derivatives under SFAS No. 133. In order for contracts to qualify for this exemption, they must meet certain criteria, which include the requirement for physical delivery of the electricity to be purchased or sold under the contract only in the normal course of business. Additionally, contracts that have a price based on an underlying that is not clearly and closely related to the electricity being sold or purchased or that are denominated in a currency that is foreign to the buyer or seller are not considered normal purchases and normal sales and are required to be accounted for as derivatives under SFAS No. 133. This revised conclusion is effective beginning April 1, 2002. (See Note 20)

        EARNINGS PER SHARE—Basic and diluted earnings per share are based on the weighted average number of shares of common stock and potential common stock outstanding during the period, after giving effect to stock splits (see Note 12). Potential common stock, for purposes of determining diluted earnings per share, includes the effects of dilutive stock options, warrants, deferred compensation arrangements, and convertible securities. The effect of such potential common stock is computed using the treasury stock method or the if-converted method, as applicable.

        USE OF ESTIMATES—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the carrying value and estimated useful lives of goodwill and long-lived assets; valuation allowances for receivables and deferred tax assets, the recoverability of deferred regulatory assets and the valuation of certain financial instruments, environmental liabilities and potential litigation claims and settlements (see Note 8).

        RECLASSIFICATIONS—Certain reclassifications have been made to prior-period amounts to conform to the 2001 presentation.

2.    BUSINESS COMBINATIONS

        On March 27, 2001, AES completed its merger with IPALCO through a share exchange transaction in accordance with the Agreement and Plan of Share Exchange dated July 15, 2000, between AES and IPALCO, and IPALCO became a wholly owned subsidiary of AES. The Company accounted for the combination as a pooling of interests. Each of the outstanding shares of IPALCO common stock was converted into the right to receive 0.463 shares of AES common stock. The Company issued approximately 41.5 million shares of AES common stock. The consideration consisted of newly issued shares of AES common stock. IPALCO is an Indianapolis-based utility with 3,000 MW of generation and 433,000 customers in and around Indianapolis.

        The Company issued approximately 346,000 options for the purchase of AES common stock in exchange for IPALCO outstanding options using the exchange ratio. All unvested IPALCO options became vested pursuant to the existing stock option plan upon the change in control.

        In connection with the merger with IPALCO, the Company incurred contractual liabilities associated with existing termination benefit agreements and other merger related costs for investment banking, legal and other fees. These costs, which were $131 million and $79 million in 2001 and 2000, respectively, are shown separately in the accompanying consolidated statements of operations. All of the amounts for the plan were expensed as incurred. As a result of the plan, the workforce was reduced by 480 people.

        The table below sets forth revenues, net income and comprehensive loss for AES and IPALCO for the period from January 1, 2001 through the date of the merger (amounts in millions).

Revenues:
AES	$2,277
IPALCO	215

Consolidated Revenues	$2,492

Net Income:
AES	$129
IPALCO	(18)

Consolidated Net Income	$111

	AES	IPALCO	Combined
Comprehensive Loss:
Net Income (Loss)	$129	$(18)	$111
Foreign currency translation adjustment	(236)	—	(236)
Change in derivative fair value	(50)	—	(50)
Minimum pension liability	—	(2)	(2)
Cumulative effect of adopting SFAS No. 133 on Jan. 1, 2001	(93)	—	(93)

Comprehensive Loss	$(250)	$(20)	$(270)

        There have been no changes to the significant accounting policies of AES or IPALCO due to the merger. Both AES and IPALCO have the same fiscal years. There were no intercompany transactions between the two companies prior to the merger date.

        The tables below sets forth revenues, net income and comprehensive income for AES and IPALCO for the years ended December 31, 2001, 2000 and 1999.

	Years Ended December 31,
	2001	2000	1999
	(in Millions)
Revenues:
AES	$6,925	$5,366	$2,942
IPALCO	836	891	871

	$7,761	$6,257	$3,813

Net Income:
AES	$204	$640	$228
IPALCO	69	155	129

	$273	$795	$357

	AES	IPALCO	Combined
Comprehensive Income:
Year ended December 31, 1999
Net Income	$228	$129	$357
Foreign currency translation adjustment	(759)	—	(759)
Unrealized gains on marketable securities	—	107	107

Comprehensive (loss) income	$(531)	$236	$(295)

Year ended December 31, 2000
Net Income	$640	$155	$795
Foreign currency translation adjustment	(575)	—	(575)
Realized gains on marketable securities	—	(107)	(107)
Minimum pension liability adjustment	—	(2)	(2)

Comprehensive income	$65	$46	$111

Year ended December 31, 2001
Net Income	$204	$69	$273
Foreign currency translation adjustment	(636)	—	(636)
Unrealized losses on marketable securities	(48)	—	(48)
Change in derivative fair value	(28)	—	(28)
Minimum pension liability adjustment	(9)	(7)	(16)
Cumulative effect of adopting SFAS No. 133 on January 1, 2001	(93)		(93)

Comprehensive (loss) income	$(610)	$62	$(548)

        There have been no changes to the significant accounting policies of AES or IPALCO due to the merger. Both AES and IPALCO have the same fiscal years. There were no intercompany transactions between the two companies.

        The Company has accounted for the following transactions, completed in 2001, using the purchase method of accounting. Accordingly, the purchase price of each transaction has been allocated based upon the estimated fair value of the assets and the liabilities acquired as of the acquisition date, with the excess, if any, reflected as goodwill. The results of operations of the acquired companies have been included in the consolidated results of operations since the date of each acquisition.

        In January 2001, following the expiration on December 28, 2000 of a Chilean tender offer, Inversiones Cachagua Limitada, a Chilean subsidiary of AES, paid cash for 3,466,600,000 shares of common stock of Gener S.A ("Gener"). Also in January 2001, following the expiration on December 29, 2000, of the simultaneous United States offer to exchange all American Depositary Shares ("ADS") of Gener for AES common stock, AES issued 9.1 million shares of common stock with a value of approximately $511 million in exchange for Gener ADSs tendered pursuant to the United States offer, which, together with the shares acquired in the Chilean offer, resulted in AES's acquisition of approximately 96.5% of the capital stock of Gener. Subsequently, the Company's total ownership reached approximately 99% due to a stock buyback program initiated by Gener in February 2001. The purchase price for the acquisition of Gener is approximately $1.4 billion before asset sales of $318 million, plus the assumption of approximately $700 million of non-recourse debt. Approximately $865 million of goodwill was recorded as part of the purchase and is being amortized over 40 years. At December 31, 2000, $848 million of cash had been raised by AES through the issuance of debt and equity for the purchase of Gener. This amount is recorded as restricted cash in short-term investments in the accompanying consolidated balance sheets. In conjunction with its tender offer, the Company agreed to sell two of Gener's generating assets (Central Puerto and Hidronequen) to TotalFinaElf. In March 2001, Gener and TotalFinaElf executed a purchase and sale agreement which granted to TotalFinaElf the option to purchase three of Gener's generating assets in Argentina: Central Puerto, Hidronequen and TermoAndes. Pursuant to this agreement, in August, 2001, AES sold Gener's interest in Central Puerto to a TotalFinaElf subsidiary for $255 million. In addition, in September TotalFinaElf purchased Gener's interest in Hidronequen for $72.5 million as well as subordinated debt related to Hidronequen held by Gener for approximately $50 million. The option to purchase TermoAndes expired unexercised. Upon completion of the purchase, Gener implemented an employee severance plan. As of December 31, 2001, the severance plan was completed and the workforce was reduced by 187 people. All of the approximately $9 million cost related to the plan was recorded in 2001 and all cash payments were made in 2001.

        In April 2001, the Company acquired a 75% controlling interest in Kievoblenergo, a distribution company that serves the region that surrounds Kiev, the capital city of Ukraine, for approximately $46 million in cash. The remaining 25% interest is either publicly owned or owned by the employees of the distribution company.

        In May 2001, the Company acquired a 75% controlling interest in Rivnooblenergo, a distribution company that serves the Rivno region in Ukraine, for approximately $23 million in cash. The remaining 25% interest is either publicly owned or owned by the employees of the distribution company.

        In July 2001, a subsidiary of the Company completed the final phase of its acquisition of the energy assets of Thermo Ecotek Corporation, a wholly owned subsidiary of Thermo Electron Corporation of Waltham, Massachusetts. The transaction was consummated in two phases. The initial phase of the transaction, which occurred on June 29, 2001, was closed at a price of $242 million in cash. The purchase price for the second and final phase was $18 million in cash. This resulted in a total purchase price for the two phases of the Thermo Ecotek acquisition of $260 million. No material long-term liabilities were assumed at acquisition date. The portfolio of assets acquired by the Company included approximately 500 MW of gas-fired, biomass-fired (agricultural and wood waste) and coal-fired operating power assets in the United States, the Czech Republic, and Germany, a natural gas storage project in the United States, and over 1,250 MW of advanced development power projects in the United States.

        In July 2001, a subsidiary of the Company acquired a 56% interest in SONEL, an integrated electricity utility in Cameroon, with a 20-year concession on generation, transmission and distribution country-wide. The purchase price was approximately $70 million in cash, plus the assumption of approximately $260 million of long-term liabilities. The other 44% will remain with the government.

SONEL is one of the largest African electricity utilities with 800 MW of installed capacity, and 427,000 customers.

        The purchase price allocations for Thermo Ecotek, SONEL, Kievoblenergo and Rivnooblenergo have been completed on a preliminary basis, subject to adjustments resulting from engineering, environmental, legal and other analyses during the respective allocation periods.

        In June 2000, pursuant to its tender offer for ADSs, a subsidiary of the Company purchased for cash approximately 35 million ADSs, each representing 50 shares, of C.A. La Electricidad de Caracas and Corporacion EDC, C.A. (together, "EDC") at $28.50 per ADS. Also in June, 2000, pursuant to its tender offer for all outstanding shares of EDC, a subsidiary of the Company purchased approximately 1.1 billion shares of EDC at $0.57 per share. The purchases brought the Company's ownership interest in EDC to approximately 81%. Subsequently, the Company's total ownership reached approximately 87% due to a stock buyback program initiated by EDC in July 2000. The total purchase price was $1.7 billion of cash. EDC is the largest private integrated utility in Venezuela, covering the capital region of Caracas. It has interests in distribution businesses in Venezuela, as well as El Salvador-together serving over 1 million customers. EDC also provides 2,265 MW of installed capacity through its generation facilities in Venezuela. The purchase price allocation was as follows (in millions):

Purchase price	$1,700
Less: Stockholders' equity of EDC
Capital stock	(508)
Paid-in surplus	(245)
Retained earnings	(1,353)
Treasury stock	323
Adjustment of assets and liabilities to fair value:
Property and equipment	(1,578)
Deferred income tax asset	231
Employee severance plan	157
Investment in subsidiaries	36
Elimination of intangible asset — goodwill	7
Other net assets	(51)

Goodwill — negative	$(1,281)

        Property and equipment was reduced by the negative goodwill. The cost of the acquisition was allocated on the basis of estimated fair value of the assets acquired and liabilities assumed, primarily based upon an independent appraisal. As of December 31, 2000, the severance plan was completed and the workforce was reduced by approximately 2,500 people. All of the costs associated with the plan were recorded during 2000, and all of the cash payments were made in 2000.

        In August 2000, a subsidiary of the Company completed the acquisition of a 59% equity interest in a Hidroelectrica Alicura S.A. ("Alicura") in Argentina from Southern Energy, Inc. and its partners. Alicura operates a 1,000 MW peaking hydro facility located in the province of Neuquen, Argentina. The purchase price of approximately $205 million includes the assumption of existing non-recourse debt. In December 2000 a subsidiary of the Company acquired an additional 39% ownership interest in Alicura, 19.5% ownership interests each from the Federal Government of Argentina and the Province of Neuquen, for approximately $9 million. At December 31, 2000, the Company's ownership interest was 98%. The employees of Alicura own the remaining 2%. All of the purchase price was allocated to property, plant and equipment and is being depreciated over the useful life.

        In October 2000, a subsidiary of the Company completed the acquisition of Reliant Energy International's 50% interest in El Salvador Energy Holdings, S.A. ("ESEH") that owns three distribution companies in El Salvador. The purchase price for this interest in ESEH was approximately $173 million. The three distribution companies, Compania de Alumbrado Electrico de San Salvador, S.A. de C.V., Empresa Electrica de Oriente, S.A. de C.V. and Distribuidora Electrica de Usulutan, S.A. De C.V. serve 3.5 million people, approximately 60% of the population of El Salvador, including the capital city of San Salvador. A subsidiary of the Company had previously acquired a 50% interest in ESEH through its acquisition of EDC. Through the purchase of Reliant Energy International's ownership interest, the Company owns a controlling interest in the three distribution companies. The total purchase price for 100% of the interest in ESEH approximated $325 million, of which approximately $176 million was allocated to goodwill and is being amortized over 40 years.

        In December 2000, the Company acquired all of the outstanding shares of KMR Power Corporation ("KMR"), including the buyout of a minority partner in one of KMR's subsidiaries, for approximately $64 million and assumed long-term liabilities of approximately $245 million. The acquisition was financed through the issuance of approximately 699,000 shares of AES common stock and cash. KMR owns a controlling interest in two gas-fired power plants located in Cartagena, Colombia: a 100% interest in the 314 MW TermoCandelaria power plant and a 66% interest in the 100 MW Mamonal plant. Approximately $77 million of the purchase price was allocated to goodwill and is being amortized over 32 years. The TermoCandelaria power plant has been included in discontinued operations in the accompanying consolidated financial statements.

        The table below presents supplemental unaudited pro forma operating results as if all of the acquisitions had occurred at the beginning of the periods shown (in millions, except per share amounts). No pro forma operating results are provided for 2001, because the impact would not have been material. The pro forma amounts include certain adjustments, primarily for depreciation and amortization based on the allocated purchase price and additional interest expense:

Year Ended December 31, 2000
Revenue	$6,860
Net Income	822
Basic earnings per share	$1.67
Diluted earnings per share	$1.61

        The pro forma results are based upon assumptions and estimates that the Company believes are reasonable. The pro forma results do not purport to be indicative of the results that actually would have been obtained had the acquisitions occurred at the beginning of the periods shown, nor are they intended to be a projection of future results.

3.    DISCONTINUED OPERATIONS

        Effective January 1, 2001, the Company adopted SFAS No. 144. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 requires a component of an entity that either has been disposed of or is classified as held for sale to be reported as discontinued operations if certain conditions are met.

        During the year, the Company decided to exit certain of its businesses. These businesses included Power Direct, Geoutilities, TermoCandelaria, Ib Valley and several telecommunications businesses in Brazil and the U.S. The businesses were either disposed of or abandoned during the year or were classified as held for sale at December 31, 2001. For those businesses disposed of or abandoned, the Company determined that significant adverse changes in legal factors and/or the business climate, such as unfavorable market conditions and low tariffs, negatively affected the value of these assets. The Company has certain businesses that are held for sale, including TermoCandelaria. The Company has approved and committed to a plan to sell these assets, they are available for immediate sale, and a plan has been established to locate a buyer at a reasonable fair market value price. The Company believes it will sell these assets within one year and it is unlikely that significant changes will be made to the plan to sell.

        As a result of a significant reduction in electricity prices in Great Britain during the first quarter of 2002, operating revenues at the Company's Fifoots Point subsidiary were insufficient to cover operating expenses and debt service costs. Accordingly, the subsidiary was placed in administrative receivership by its project financing lenders and the Company's ownership of the subsidiary was terminated. This resulted in a write-off of the Company's investment of $33 million, net of income taxes. The Company has no continuing involvement in the Fifoots Point subsidiary which was previously reported in the competitive supply segment.

        In April 2002, AES reached an agreement to sell 100 percent of its ownership interest in CILCORP, a utility holding company whose largest subsidiary is Central Illinois Light Company ("CILCO"), to Ameren Corporation in a transaction valued at $1.4 billion including the assumption of debt and preferred stock at the closing (which was approximately $933 million at June 30, 2002). The transaction also includes an agreement to sell AES Medina Valley Cogen, a gas-fired cogeneration facility located in CILCO's service territory. The transaction is expected to generate gross proceeds of $540 million, subject to certain closing adjustments. The sale of CILCORP by AES was required under the Public Utility Holding Company Act (PUHCA) when AES purchased IPALCO, a regulated utility in Indianapolis, Indiana in March 2001. The transaction is expected to close by the first quarter of 2003. CILCORP was previously reported in the large utilities segment.

        During the second quarter of 2002, after exploring several strategic options related to Eletronet, a telecommunication business in Brazil, AES committed to a plan to sell its 51% owenership interest in this business. The estimated realizable value is less than the book value of AES's investment and as a result, the investment in Eletronet was written down to its estimated realizable value. The write-off is included in the discontinued operations line in the second quarter and was approximately $163 million, net of income taxes. Eletronet was previously reported in the competitive supply segment.

        On September 12, 2002 subsidiaries of AES (AES Greystone, LLC and its subsidiary Haywood Power I, LLC) sold the Greystone gas-fired peaker assets currently under construction in Haywood County, Tennessee to Tenaska Power Equipment, LLC. for $36 million including cash and assumption of certain obligations. With this sale, AES and its subsidiaries have eliminated any future capital expenditures related to the facility, and also settled all major outstanding obligations with parties involved in this project. AES will record an after tax charge of approximately $100 million associated with this sale, which will be classified as discontinued operations.

        In September 2002, AES sold 100 percent of its ownership interest in AES New Energy to Constellation Energy Group for approximately $260 million, which approximates the book value of the Company's investment in the business. AES New Energy was previously reported in the competitive supply segment.

        All of the business components discussed above are classified as discontinued operations in the accompanying consolidated statements of operations. Previously issued statements of operations have been restated to reflect discontinued operations reported subsequent to the original issuance date. The revenues associated with the discontinued operations were $1,878 million, $1,351 million and $312 million for the years ended December 31, 2001, 2000 and 1999, respectively. The pretax income (losses) associated with the discontinued operations were ($14) million, ($19) million and $2 million for each of the years ended December 31, 2001, 2000 and 1999, respectively. The loss on disposal and impairment write-downs for those businesses held for sale, net of tax associated with the discontinued operations, was $145 million for the year ended December 31, 2001.

        The assets and liabilities associated with the discontinued operations are segregated on the consolidated balance sheets at December 31, 2001 and 2000. Current assets of discontinued operations primarily consist of accounts receivable and also include cash and cash equivalents of $62 million and $152 million at December 31, 2001 and 2002, respectively. Long-term assets of discontinued operations primarily consist of property, plant and equipment and goodwill. Current liabilities of discontinued operations primarily consists of accounts payable and accrued liabilities. Long-term liabilities of discontinued operations primarily consist of non-recourse debt.

4.    INVESTMENTS IN AND ADVANCES TO AFFILIATES

        The Company is a party to joint venture/consortium agreements through which the Company has equity investments in Companhia Energetica de Minas Gerais ("CEMIG"), Light-Servicos de Eletricidade S.A. ("Light") and Eletropaulo Metropolitana Electricidade de Sao Paulo S.A. ("Eletropaulo"). The joint venture/consortium parties generally share operational control of the investee. The agreements prescribe ownership and voting percentages as well as other matters. The Company records its share of earnings from its equity investees on a pre-tax basis. The Company's share of the investee's income taxes is recorded in income tax expense.

        Effective May 1, 2000, the Company disposed of its investment in Northern/AES Energy. The disposition of the investment did not have a material effect on the Company's financial condition or results of operations.

        In May 2000, the Company completed the acquisition of 100% of Tractebel Power Ltd ("TPL") for approximately $67 million and assumed liabilities of approximately $200 million. TPL owned 46% of Nigen. The Company also acquired an additional 6% interest in Nigen from minority stockholders during the year ended December 31, 2000 through the issuance of approximately 99,000 common shares of AES stock valued at approximately $4.9 million. With the completion of these transactions, the Company owns approximately 98% of Nigen's common stock and began consolidating its financial results beginning May 12, 2000. Approximately $100 million of the purchase price was allocated to excess of costs over net assets acquired and is being amortized over 23 years.

        In August 2000, a subsidiary of the Company acquired a 49% interest in Songas Limited for approximately $40 million. Songas Limited owns the Songo Songo Gas- to-Electricity Project in Tanzania. Under the terms of a project management agreement, the Company has assumed overall project management responsibility. The project consists of the refurbishment and operation of five natural gas wells in coastal Tanzania, the construction and operation of a 65 mmscf/day gas processing plant and related facilities, the construction of a 230 km marine and land pipeline from the gas plant to Dar es Salaam and the conversion and upgrading of an existing 112 MW power station in Dar es Salaam to burn natural gas, with an optional additional unit to be constructed at the plant. Since the project is currently under construction, no revenues or expenses have been incurred, and therefore no results are shown in the following table.

        In May 1999, a subsidiary of the Company acquired subscription rights from the Brazilian state-controlled Eletrobras, which allowed it to purchase preferred, non-voting shares in Light and Eletropaulo. The aggregate purchase price of the subscription rights and the underlying shares in Light and Eletropaulo was approximately $53 million and $77 million, respectively, and represented 3.7% and 4.4% economic ownership interest in their capital stock, respectively.

        In May 2000, a subsidiary of the Company acquired an additional 5% of the preferred, non-voting shares of Eletropaulo for approximately $90 million. In January 2000, 59% of the preferred non-voting shares were acquired for approximately $1 billion at auction from BNDES, the National Development Bank of Brazil. The price established at auction was approximately $72.18 per 1,000 shares, to be paid in four annual installments. As of December 31, 2001, 44.4% of the total purchase price had been paid. Installments of 1%, 28.5% and 26.1% are due in 2002, 2003 and 2004, respectively. At December 31, 2000, the Company had a total economic interest of 49.6% and a voting interest of 17.35% in Eletropaulo. The Company accounts for this investment using the equity-method based on the related consortium agreement. The consortium agreement provides the Company with the ability to exercise significant influence but not control.

        In December 2000, a subsidiary of the Company with EDF International S.A. ("EDF") completed the acquisition of an additional 3.5% interest in Light from two subsidiaries of Reliant Energy for approximately $136 million. Pursuant to the acquisition, the Company acquired 30% of the shares while

EDF acquired the remainder. With the completion of this transaction, the Company owns approximately 21.14% of Light.

        In December 2000, a subsidiary of the Company entered into an agreement with EDF International S.A. ("EDF") to jointly acquire an additional 9.2% interest in Light, which is held by a subsidiary of Companhia Siderurgica Nacional ("CSN"). In January 2001, pursuant to this transaction, the Company acquired an additional 2.75% interest in Light and a corresponding 0.83% in Eletropaulo for $114.6 million. At December 31, 2001, the Company owns approximately 23.89% of Light and 50.43% of Electropaulo. The additional ownership increased the Company's economic ownership in Eletropaulo but did not give the Company the ability to control the business. Control of the business did not occur until the exchange described below occurred.

        On February 6, 2002, a subsidiary of the Company has exchanged with EDF, their shares representing a 23.89% interest in Light for 88% of the shares of AES Elpa S.A. (formerly Lightgas Lida). AES Elpa owns 77% of the voting capital (31% of total capital) of Eletropaulo and 100% of Light Telecom. Additionally, AES Elpa assumed debt of $527 million in the transaction of which $245 million is due in April 2002 and $111 million is due in October 2002. As a result of this transaction, AES has acquired a controlling interest in Eletropaulo and will begin consolidating the subsidiary in 2002.

        During 2001, the Company was removed from the management and the Board of Directors of CESCO, a subsidiary of the Company, by GRIDCO. GRIDCO is a 100% owned entity of the Government of the State of Orissa, India, and the minority shareholder of CESCO, a distribution company also in Orissa. An administrator appointed by the state regulator has been making the significant decisions that are expected to be made in the ordinary course of business. Due to these actions the Company has removed all of its people from the business. Because the Company has lost operational control of CESCO, it has changed its accounting for this business from consolidation to equity-method accounting. The investment in the business has been written-down to zero. The Company does not believe it has any further ongoing obligation related to this business.

        The following table presents summarized financial information (in millions) for the Company's investments in affiliates over which it has the ability to exercise significant influence but does not control, which are accounted for using the equity method:

	As of and for the Years Ended December 31,
	2001	2000	1999
Revenues	$6,147	$6,241	$5,960
Operating Income	1,717	1,989	1,839
Net Income	650	859	62
Current Assets	3,700	2,423	2,259
Noncurrent Assets	14,943	13,080	15,359
Current Liabilities	3,510	3,370	3,637
Noncurrent Liabilities	8,297	5,927	7,536
Stockholder's Equity	6,836	6,206	6,445

        Relevant equity ownership percentages for these investments are presented below:

		December 31,
Affiliate
	Country	2001	2000	1999
CEMIG	Brazil	21.62%	21.62%	21.62%
CESCO	India	48.45	48.45	48.45
Chigen affiliates	China	30.00	30.00	30.00
EDC affiliates	Venezuela	45.00	45.00	n/a
Eletropaulo	Brazil	50.43	49.60	9.90
Elsta	Netherlands	50.00	50.00	50.00
Gener affiliates	Chile	37.50	n/a	n/a
Infovias	Brazil	50.00	50.00	50.00
Kingston	Canada	50.00	50.00	50.00
Light	Brazil	23.89	21.14	17.68
Medway Power, Ltd.	United Kingdom	25.00	25.00	25.00
Nigen	United Kingdom	—	—	46.17
Northern/AES Energy	United States	—	—	50.00
OPGC	India	49.00	49.00	49.00
Songas Limited	Tanzania	49.00	49.00	n/a

        The results of operations and the financial position of the Brazilian affiliates, Light, Eletropaulo and CEMIG, were negatively impacted by the devaluation of the Brazilian Real. The Brazilian Real experienced a significant devaluation relative to the U.S. Dollar, declining from 1.96 Reais to the U.S. Dollar at December 31, 2000 to 2.41 Reais at December 31, 2001. Additionally, during 1999, the Brazilian Real experienced a significant devaluation relative to the U.S. Dollar declining from 1.21 Reais to the U.S. Dollar at December 31, 1998 to1.81 Reais to the U.S. Dollar at December 31, 1999. This continued devaluation resulted in significant foreign currency translation and transaction losses particularly during 2001 and 1999. The Company recorded $210 million, $64 million and $203 million before income taxes of non-cash foreign currency transaction losses on its investments in Brazilian equity-method affiliates during 2001, 2000 and 1999, respectively.

        The Company's cumulative after-tax share of undistributed earnings of affiliates included in consolidated retained earnings was $462 million, $370 million, and $96 million at December 31, 2001, 2000, and 1999, respectively. The Company charged and recognized construction revenues, management fees and interest on advances to its affiliates, which aggregated $12 million, $11 million, $21 million for each of the years ended December 31, 2001, 2000 and 1999, respectively.

5.    INVESTMENTS

        The short-term investments and debt service reserves and other deposits were invested as follows (in millions):

	December 31,
	2001	2000
RESTRICTED CASH AND CASH EQUIVALENTS (1)	$831	$1,710

HELD-TO-MATURITY:
Certificates of deposit	106	86
Commercial paper	—	7
Debt securities issued by foreign governments	2	—
Other	3	—

Subtotal	111	93

AVAILABLE-FOR-SALE:
Equity securities	103	—

Certificates of deposit	—	1

Subtotal	103	1
TRADING:
Equity securities	17	2

TOTAL	1,062	1,806

Less: Investments of discontinued operations	(18)	—
	$1,044	$1,806

(1)
Amounts required to be maintained in cash or cash equivalents in accordance with certain covenants of various project financing agreements and lease contracts. Restricted cash at December 31, 2000, also includes certain cash deposited in escrow.

        The Company's investments are classified as held-to-maturity, available-for-sale or trading.The amortized cost and estimated fair value of the held-to- maturity and available-for-sale investments (other than the equity securities discussed below) were approximately the same. The trading investments are recorded at fair value. All of the Company's investments were short-term at December 31, 2001 and 2000. Unrealized holding gains recorded on trading securities held at year end were less than $1 million at December 31, 2000 and 2001. No trading securities were held at December 31, 1999.

        In 2001, a subsidiary of the Company sold approximately 14 million shares of Compania Anonima Nacional Telefonos de Venezuela resulting in a realized gain (before tax) of approximately $18 million. Gross proceeds from the sale of shares of Compania Anonima Nacional Telefonos de Venezuela in 2001 were $56 million. In 2000, a subsidiary of the Company sold approximately one million shares of Internet Capital Group, Inc. resulting in a realized gain (before tax) of approximately $112 million. Gross proceeds from the sale of shares of Internet Capital Group, Inc. in 2000 were $114 million. The after-tax proceeds from this sale were applied primarily to the reduction of the Company's outstanding unsecured debt. The specific identification method is used to determine cost used to compute realized gains on sale.

        During the fourth quarter of 2001, the Company had recorded unrealized losses of approximately $48 million related to available-for-sale equity securities which are included in accumulated other comprehensive loss in the accompanying consolidated balance sheets.

6.    LONG-TERM DEBT

        NON-RECOURSE DEBT—Non-recourse debt at December 31, 2001 and 2000 consisted of the following (in millions):

			December 31,
	Interest Rate (1)	Final Maturity
			2001	2000
VARIABLE RATE:
Bank loans	7.05%	2023	$5,760	$6,861
Commercial paper	6.40%	2008	501	637
Notes and Bonds	7.75%	2030	889	—
Debt to (or guaranteed by) multilateral or export credit agencies	5.65%	2018	945	649
Other	12.38%	2022	602	837
FIXED RATE:
Bank loans	6.19%	2018	1,892	2,003
Commercial Paper	13.50%	2002	63	—
Notes and bonds	8.72%	2029	5,922	3,994
Debt to (or guaranteed by) multilateral or export credit agencies	7.90%	2023	165	164
Other	3.43%	2010	118	13
SUBTOTAL			16,857	15,158

Less: Non-recourse debt of discontinued operations			(1,085)	(1,026)
SUBTOTAL			15,772	14,132
Less: Current maturities			(1,983)	(2,318)

TOTAL			13,789	11,814

(1)
Weighted average interest rate at December 31, 2001.

        Non-recourse debt borrowings are primarily collateralized by the capital stock of the relevant subsidiary and in certain cases the physical assets of, and all significant agreements associated with, such business. Such debt is not a direct obligation of the AES, the parent corporation. These non-recourse financings include structured project financings, acquisition financings, working capital facilities and all other consolidated debt of the subsidiaries. The Company has issued shares of common stock to consolidated subsidiaries as collateral under various borrowing arrangements (see Note 11).

        The Company has interest rate swap and forward interest rate swap agreements in an aggregate notional principal amount of $3.2 billion at December 31, 2001. The interest rate swaps are accounted for at fair value (see Note 7). The swap agreements effectively change the variable interest rates on the portion of the debt covered by the notional amounts to weighted average fixed rates ranging from approximately 4.19% to 9.90%. The agreements expire at various dates from 2002 through 2017. In the event of nonperformance by the counter parties, the Company may be exposed to increased interest rates; however, the Company does not anticipate nonperformance by the counter parties, which are multinational financial institutions.

        Certain commercial paper borrowings of subsidiaries are supported by letters of credit or lines of credit issued by various financial institutions. In the event of nonperformance or credit deterioration of these financial institutions, the Company may be exposed to the risk of higher effective interest rates. The Company does not believe that such nonperformance or credit deterioration is likely.

        At December 31, 2001, a number of the Company's subsidiaries were in default under their outstanding project indebtedness as of December 31, 2001, including Chivor, Edelap, Eden/Edes and Parana. All of the related loans have been recorded in current non-recourse debt in the accompanying consolidated balance sheets. None of the projects that are currently in default are owned by subsidiaries that meet the applicable definition of materiality in AES parent company's revolving credit facility and senior subordinated notes in order for such defaults to trigger an event of default or permit an acceleration under such indebtedness. However, as a result of future write down of assets, dispositions and other matters that affect our financial position and results of operations, it is possible that one or more of these subsidiaries could fall within the definition of a "material subsidiary" and thereby trigger an event of default and possible acceleration of the indebtedness under AES parent company's revolving credit facility and senior subordinated notes. In addition, Drax is a "significant subsidiary" for certain bankruptcy related events of default and therefore certain bankruptcy events of Drax could result in a default under our corporate debt agreements.

        In addition, subsequent to year end, AES Drax had an event of default under its 1.3 billion pound sterling bank facility as a result of its inability to obtain specified minimum amounts of insurance coverage. While the lenders under this facility have not exercised their right to accelerate the maturity of the loans thereunder, they have refused to waive the prohibition on the payment of any dividends by AES Drax and its subsidiaries during the pendancy of the default. Accordingly, AES Drax has had to use its debt service reserve accounts to service a portion of its outstanding subordinated public debt at the holding company and has been unable, and will for at least the next six months be unable, to pay dividends to AES.

        On March 21, 2002, Fifoots was placed in administrative receivership by its lenders. Fifoots defaulted on its debt after electricity prices in the U.K. fell below its marginal costs. AES wrote-off its investment of approximately $36 million in Fifoots during the first quarter of 2002.

        RECOURSE DEBT—Recourse debt obligations are direct borrowings of the AES parent corporation and at December 31, 2001 and 2000, consisted of the following (in millions):

	Interest Rate (1)	Final Maturity	First Call Date (2)	2001	2000
Corporate revolving bank loan	4.09%	2003	2000	$70	$140
Term loan	4.49%	2003	—	425	—
Term loan	4.50%	2002	—	188	—
Senior notes	8.75%	2002	—	300	300
Senior notes	8.00%	2008	2000	200	200
Senior notes	9.50%	2009	—	750	750
Senior notes	9.38%	2010	—	850	850
Senior notes	8.88%	2011	—	600	—
Senior notes	8.38%	2011	—	196	—
Senior notes	8.75%	2008	—	400	—
Remarketable or Redeemable Securities	7.38%	2013	2003	200	—
Senior subordinated notes	10.25%	2006	2001	250	250
Senior subordinated notes	8.38%	2007	2002	325	325
Senior subordinated notes	8.50%	2007	2002	375	375
Senior subordinated debentures	8.88%	2027	2004	125	125
Convertible junior subordinated debentures	4.50%	2005	2001	150	150
Unamortized discounts				(3)	(7)

SUBTOTAL				5,401	3,458
Less: Current maturities				(488)	—

Total				$4,913	$3,458

(1)
Interest rate at December 31, 2001.

(2)
Except for the Remarketable or Redeemable Securities, which are discussed below, the first call date represents the date that the Company, at its option, can call the related debt.

        The term loan with a final maturity in 2003 has an interest rate equal to LIBOR plus 2.38%. LIBOR has been fixed at 2.11% through June 2002. The term loan with a final maturity in 2002 has an interest rate equal to LIBOR plus 2.5%. LIBOR has been fixed at 2.00% through February 2002 and 1.92% through May 2002.

        In March 2000, the Company entered into an $850 million revolving credit agreement with a syndicate of banks, which provides for a combination of either loans or letters of credit up to the maximum borrowing capacity. Loans under the facility bear interest at either Prime plus a spread of 0.50% or LIBOR plus a spread of 2%. Such spreads are subject to adjustment based on the Company's credit ratings and the term remaining to maturity. This facility replaced the Company's then existing separate $600 million revolving credit facility and $250 million letter of credit facilities. As of December 31, 2001, $496 million was available. Commitment fees on the facility at December 31, 2001 were .50% per annum. The Company's recourse debt borrowings are unsecured obligations of the Company.

        In May 2001, the Company issued $200 million of Remarketable or Redeemable Securities ("ROARS"). The ROARS are senior notes. The ROARS are scheduled to mature on June 15, 2013, but such maturity date may be adjusted to a date, which shall be no later than June 15, 2014. Interest on the ROARS accrues at 7.375% until the First Remarketing Date, and thereafter is set annually based on market rate bids, with a floor of 5.5%. On the First Remarketing Date (June 15, 2003) the remarketing agent may choose not to remarket the ROARS, at which point AES would be required to redeem the ROARS at par. If the remarketing agent elects to remarket the ROARS, AES may elect to redeem the ROARS, to remarket them at a fixed rate or remarket them at a floating rate. If Treasury Rates are below 5.5% at the First Remarketing Date, the ROARS will be remarketed at a premium. If the ROARS are remarketed at a floating rate, they are subject to a second remarketing at a fixed rate upon termination of the floating rate period, which cannot exceed one year. Under certain circumstances AES may be required to redeem the ROARS at this subsequent remarketing date. Following the First Remarketing Date AES can redeem the ROARS at any time. Any redemption after the First Remarketing Date is at par or at a premium if the ROARS were remarketed at a premium at the First Remarketing Date. The ROARS can only be redeemed or settled in cash. There are no ceilings on market bids that will determine the interest rates after the First Remarketing Date

        The Junior Subordinate Debentures are convertible into common stock of the Company at the option of the holder at any time at or before maturity, unless previously redeemed, at a conversion price of $27.00 per share.

        FUTURE MATURITIES OF DEBT—Scheduled maturities of total debt at December 31, 2001, are (in millions):

2002	$2,672
2003	2,323
2004	1,255
2005	1,819
2006	1,383
Thereafter	12,806

Total	$22,258

        COVENANTS—The terms of the Company's recourse debt, including the revolving bank loan, senior and subordinated notes contain certain restrictive financial and non-financial covenants. The financial covenants provide for, among other items, maintenance of a minimum consolidated net worth, minimum consolidated cash flow coverage ratio and minimum ratio of recourse debt to recourse capital. The non-financial covenants include limitations on incurrence of additional debt and payments of dividends to stockholders. In addition, the Company's revolver contains provisions regarding events of default that could be caused by events of default in other debt of AES and certain of its significant subsidiaries, as defined in the agreement.

        The terms of the Company's non-recourse debt, which is debt held at subsidiaries, include certain financial and non-financial covenants. These covenants are limited to subsidiary activity and vary among the subsidiaries. These covenants may include but are not limited to maintenance of certain reserves, minimum levels of working capital and limitations on incurring additional indebtedness.

        As of December 31, 2001, approximately $442 million of restricted cash was maintained in accordance with certain covenants of the debt agreements, and these amounts were included within debt service reserves and other deposits in the consolidated balance sheets.

        Various lender and governmental provisions restrict the ability of the Company's subsidiaries to transfer retained earnings to the parent company. Such restricted retained earnings of subsidiaries amounted to approximately $6.5 billion at December 31, 2001.

7.    DERIVATIVE INSTRUMENTS

        Effective January 1, 2001, AES adopted SFAS No. 133, "Accounting For Derivative Instruments And Hedging Activities," which, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. The adoption of SFAS No. 133 on January 1, 2001, resulted in a cumulative reduction to income of less than $1 million, net of deferred income tax effects, and a cumulative reduction of accumulated other comprehensive income in stockholders' equity of $93 million, net of deferred income tax effects.

        For the year ended December 31, 2001, the impact of changes in derivative fair value primarily related to derivatives that do not qualify for hedge accounting treatment was a charge of $36 million, after income taxes. This amount includes a charge of $6 million, after income taxes, related to the ineffective portion of derivatives qualifying as cash flow and fair value hedges for the year ended December 31, 2001. There was no net effect on results of operations for the year ended December 31, 2001, of derivative and non-derivative instruments that have been designated and qualified as hedging net investments in foreign operations. Approximately $35 million of other comprehensive loss related to derivative instruments as of December 31, 2001 is expected to be recognized as a reduction to earnings over the next twelve months. A portion of this amount is expected to be offset by the effects of hedge accounting. The balance in accumulated other comprehensive loss related to derivative transactions will be reclassified into earnings as interest expense is recognized for hedges of interest rate risk, as foreign currency transaction and translation gains and losses are recognized for hedges of foreign currency exposure and as electric and gas sales and purchases are recognized for hedges of forecasted electric and gas transactions. Amounts recorded in accumulated other comprehensive income, net of tax, during the year-ended December 31, 2001, were as follows (in millions):

Transition adjustment on January 1, 2001	$(93)
Reclassification to earnings	(32)
Change in fair value	4

Balance, December 31, 2001	$(121)

        AES utilizes derivative financial instruments to hedge interest rate risk, foreign exchange risk and commodity price risk. The Company utilizes interest rate swap, cap and floor agreements to hedge interest rate risk on floating rate debt. Certain derivatives are not designated as hedging instruments, primarily because they do not qualify for hedge accounting treatment as defined by SFAS No. 133. The purpose of these instruments is to economically hedge interest rate risk, foreign exchange risk or commodity price risk. However, since these instruments were entered into before SFAS No. 133 became effective, certain features of the contracts, primarily the inclusion of written options, cause them to not qualify for hedge accounting.

        The majority of AES's interest rate derivatives are designated and qualify as cash flow hedges. Currency forward and swap agreements are utilized to hedge foreign exchange risk which is a result of AES or one of its subsidiaries entering into monetary obligations in currencies other than its own functional currency. The majority of AES's foreign currency derivatives are designated and qualify as either fair value hedges or cash flow hedges. Certain derivative instruments and other non-derivative instruments are designated and qualify as hedges of the foreign currency exposure of a net investment in a foreign operation. Approximately $1 million of transaction losses, after income taxes, related to derivative and non-derivative instruments that have been designated as hedges of the foreign currency exposure of net investments in foreign operations are included in the cumulative translation adjustment for the year ended December 31, 2001. The Company utilizes electric and gas derivative instruments, including swaps, options, forwards and futures, to hedge the risk related to electricity and gas sales and purchases. The majority of AES's electric and gas derivatives are designated and qualify as cash flow hedges. The maximum length of time over which AES is hedging its exposure to variability in future cash flows for forecasted transactions, excluding forecasted transactions related to the payment of variable interest, is three years. For the year ended December 31, 2001, a charge of $4 million, after income taxes, was recorded for two cash flow hedges that were discontinued because it is probable that the hedged forecasted transaction will not occur. A portion of this charge has been classified as discontinued operations. For the year ended December 31, 2001, no fair value hedges were de-recognized or discontinued.

8.    COMMITMENTS, CONTINGENCIES AND RISKS

        OPERATING LEASES—As of December 31, 2001, the Company was obligated under long-term non-cancelable operating leases, primarily for office rental and site leases. Rental expense for operating leases, excluding amounts related to the sale/leaseback discussed below, was $32 million, $13 million, and $7 million in the years ended December 31, 2001, 2000 and 1999, respectively. The future minimum lease commitments under these leases are $44 million for 2002, $41 million for 2003, $37 million for 2004, $37 million for 2005, $38 million for 2006, and a total of $405 million for the years thereafter.

        SALE/LEASEBACK—In May 1999, a subsidiary of the Company acquired six electric generating stations from New York State Electric and Gas ("NYSEG"). Concurrently, the subsidiary sold two of the plants to an unrelated third party for $666 million and simultaneously entered into a leasing arrangement with the unrelated party. This transaction has been accounted for as a sale/leaseback with operating lease treatment. Rental expense was $58 million, $54 million and $26 million in 2001, 2000 and 1999, respectively. Future minimum lease commitments are $63 million for 2002, $58 million for 2003, $63 million for 2004, $59 million for 2005, $62 million for 2006 and a total of $1.3 billion for the years thereafter.

        In connection with the lease of the two power plants, the subsidiary is required to maintain a rent reserve account equal to the maximum semi-annual payment with respect to the sum of the basic rent and fixed charges expected to become due in the immediately succeeding three-year period. At December 31, 2001 and 2000, the amount deposited in the rent reserve account approximated $32 million and $31 million, respectively. This amount is included in restricted cash and can only be utilized to satisfy lease obligations.

        The agreements governing the leases restrict the subsidiary's ability to incur additional indebtedness, sell its assets or merge with another entity. The ability of the subsidiary to make distributions is restricted unless certain covenants, including the maintenance of certain coverage ratios, are met. The subsidiary is also required to maintain an additional liquidity account initially equal to $65 million less the balance of the rent reserve account. A letter of credit from a bank for $36 million has been obtained to satisfy this requirement.

        CONTRACTS—Operating subsidiaries of the Company have entered into "take-or-pay" contracts for the purchase of electricity from third parties. Purchases in 2001 were approximately $368 million. The future commitments under these contracts are $409 million for 2002, $378 million for 2003, $341 million for 2004, $332 million for 2005, $318 million for 2006 and a total of $4.3 billion for the years thereafter.

        Operating subsidiaries of the Company have entered into various long-term contracts for the purchase of fuel subject to termination only in certain limited circumstances. Purchases in 2001 were approximately $617 million. The future commitments under contracts are $546 million for 2002, $519 million for 2003, $492 million for 2004, $397 million for 2005, $248 million for 2006, and $1.9 billion thereafter.

        In connection with an electricity sales agreement, a subsidiary of the Company assumed contingent liabilities related to plant performance. If plant availability and contract performance specifications are not met, then a subsidiary of the Company may be required to make payments of up to $127 million to a third party under the terms of a power sales agreement.

        Several of the Company's power plants rely on power sales contracts with one or a limited number of entities for the majority of, and in some case all of, the relevant plant's output over the term of the power sales contract. The remaining term of power sales contracts related to the Company's power plants range from 5 to 29 years. However, the operations of such plants are dependent on the continued performance by customers and suppliers of their obligations under the relevant power sales contract, and, in particular, on the credit quality of the purchasers. If a substantial portion of the Company's long-term power sales contracts were modified or terminated, the Company would be adversely affected to the extent that it was unable to find other customers at the same level of contract profitability. Some of the Company's long-term power sales agreements are for prices above current spot market prices. The loss of one or more significant power sales contracts or the failure by any of the parties to a power sales contract to fulfill its obligations thereunder could have a material adverse impact on the Company's business, results of operations and financial condition.

        During 2000, the wholesale electricity market in California experienced a significant imbalance in the supply of, and demand for electricity, which resulted in significant electricity price increases and volatility. California's two largest utilities were required to purchase wholesale power at higher market prices and to sell it at fixed prices to retail end users. Because the cost of wholesale power exceeded the price the utilities charged their retail customers, these utilities are facing severe financial difficulties. There can be no assurances that such utilities can, or will choose to, honor their financial commitments. In the event that such utilities become insolvent or otherwise choose not to honor their commitments, creditors (including certain of the Company's subsidiaries) may seek to exercise whatever remedies may be available, including, among other things, placing the utilities into involuntary bankruptcy. There can be no assurances that amounts owing directly or indirectly from such utilities will be recovered. In addition, the California Independent System Operator has sought a Temporary Restraining Order over some of the generators, including AES subsidiaries, arguing that, in times of declared emergencies, generators are required to continue to provide electricity to the market even if there is no credit-worthy purchaser for the electricity. The bulk of the Company's revenues in California are not subject to this credit risk, because they are generated under a tolling agreement entered into by AES Southland. But the Company's other subsidiaries have some exposure to this risk. At December 31, 2001 and 2000, the Company had receivables of approximately $13 million and $27 million, respectively, that are subject to this credit risk. In addition, because these utilities have defaulted on amounts due in the state sanctioned markets, the markets have sought to recover those amounts pro rata from other market participants, including certain of the Company's subsidiaries.

        Enron Corporation and several of its affiliates filed Chapter 11 bankruptcy petitions on December 2, 2001, in the U.S. Bankruptcy Court for the Southern District of New York. At that time, several of the Company's subsidiaries had outstanding long-term contracts for gas and electricity purchases and sales with Enron and its subsidiaries. The Company does not believe its exposure under these contracts is material and has not recorded any liability associated with these contracts. Other Enron subsidiaries were also under contract to provide engineering, procurement and construction ("EPC") services on three of the Company's greenfield construction projects, including AES Wolf Hollow in Texas, AES Lake Worth Generation in Florida, and the AES Ebute Barge project in Nigeria. To avoid delay, each respective AES subsidiary has put into place transition arrangements that allow the subcontractors to continue working on the project, while alternative arrangements for completing the projects are investigated. Such alternative arrangements could include, but are not limited to, procuring a partner for the current EPC contractor, replacing the current EPC contractor entirely or assigning the contract to the largest subcontractor. Although disruption or delay in the progress of construction has not occurred to date, there can be no assurance that such disruption or delay will not occur in the future. The Company does not believe any such disruption or delay will have a material adverse effect on the results of operations or financial position of the Company.

        ENVIRONMENTAL—As of December 31, 2001, the Company has recorded cumulative liabilities associated with acquired generation plants of approximately $33 million for projected environmental remediation costs. During 2000, the Company incurred a $17 million environmental fine and was required to incur capital expenditures related to excess nitrogen oxide air emissions at certain of its generating facilities in California.

        In May 2000, the New York State Department of Environmental Conservation ("DEC") issued a Notice of Violation ("NOV") to NYSEG for violations of the Federal Clean Air Act and the New York Environmental Conservation Law at the Greenidge and Westover plants related to NYSEG's alleged failure to undergo an air permitting review prior to making repairs and improvements during the 1980s and 1990s. Pursuant to the agreement relating to the acquisition of the plants from NYSEG, AES Eastern Energy agreed with NYSEG that AES Eastern Energy will assume responsibility for the NOV, subject to a reservation of AES Eastern Energy's right to assert any applicable exception to its contractual undertaking to assume pre-existing environmental liabilities. The Company believes it has meritorious defenses to any actions asserted against it and expects to vigorously defend itself against the allegations; however, the NOV issued by the DEC, and any additional enforcement actions that might be brought by the New York State Attorney General, the DEC or the U.S. Environmental Protection Agency ("EPA"), against the Somerset, Cayuga, Greenidge or Westover plants, might result in the imposition of penalties and might require further emission reductions at those plants.

        The EPA has commenced an industry-wide investigation of coal-fired electric power generators to determine compliance with environmental requirements under the Federal Clean Air Act associated with repairs, maintenance, modifications and operational changes made to the facilities over the years. The EPA's focus is on whether the changes were subject to new source review or new performance standards, and whether best available control technology was or should have been used. On August 4, 1999, the EPA issued a NOV to the Company's Beaver Valley plant, generally alleging that the facility failed to obtain the necessary permits in connection with certain changes made to the facility in the mid-to-late 1980s. The Company believes it has meritorious defenses to any actions asserted against it and expects to vigorously defend itself against the allegations.

        The Company's generating plants are subject to emission regulations. The regulations may result in increased operating costs or the purchase of additional pollution control equipment if emission levels are exceeded.

        The Company reviews its obligations as it relates to compliance with environmental laws, including site restoration and remediation. Because of the uncertainties associated with environmental assessment and remediation activities, future costs of compliance or remediation could be higher or lower than the amount currently accrued. Based on currently available information, the Company does not believe that any costs incurred in excess of those currently accrued will have a material effect on the financial condition and results of operations of the Company.

        DERIVATIVES—Certain subsidiaries and an affiliate of the Company entered into interest rate, foreign currency, electricity and gas derivative contracts with various counter parties, and as a result, the Company is exposed to the risk of nonperformance by its counter parties. The Company does not anticipate nonperformance by the counter parties.

        The Company is exposed to market risks on derivative contracts and on other unmatched commitments to purchase and sell energy on a price and quantity basis. Such market risks are monitored to limit the Company's exposure.

        GUARANTEES—In connection with certain of its project financing, acquisition, and power purchase agreements, AES has expressly undertaken limited obligations and commitments, most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments, excluding those collateralized by letter-of-credit obligations discussed below, were limited as of December 31, 2001, by the terms of the agreements, to an aggregate of approximately $775 million representing 68 agreements with individual exposures ranging from less than $1 million up to $100 million. Of this amount, $249 million represents credit enhancements for non-recourse debt that is recorded in the accompanying consolidated balance sheets. The Company is also obligated under other commitments, which are limited to amounts, or percentages of amounts, received by AES as distributions from its subsidiaries. These amounts aggregated $50 million as of December 31, 2001. In addition, the Company has commitments to fund its equity in projects currently under development or in construction. At December 31, 2001, such commitments to invest amounted to approximately $207 million.

        LETTERS OF CREDIT—At December 31, 2001, the Company had $453 million in letters of credit outstanding representing 36 agreements with individual exposures ranging from less than $1 million up to $107 million, which operate to guarantee performance relating to certain project development and construction activities and subsidiary operations. Of this amount, $262 million represent credit enhancements for non-recourse debt that is recorded in the accompanying consolidated balance sheets. The Company pays a letter-of-credit fee ranging from 0.50% to 2.0% per annum on the outstanding amounts. In addition, the Company had $76 million and a subsidiary of the Company had $271 million in surety bonds outstanding at December 31, 2001.

        LITIGATION—In September 1999, an appellate judge in the Minas Gerais, Brazil state court system granted a temporary injunction that suspends the effectiveness of a shareholders' agreement for Cia. Energetica De Minas Gerais ("CEMIG"). This appellate ruling suspends the shareholders' agreement while the action to determine the validity of the shareholders' agreement is litigated in the lower court. In early November 1999, the same appellate court judge reversed this decision and reinstated the effectiveness of the shareholders' agreement, but did not restore the super majority voting rights that benefited the Company. In March 2000, a state court in Minas Gerais again ruled that the shareholders' agreement was invalid. In April 2000, the appellate court denied the appeal of that second state court decision. In August 2001, the appellate court denied another appeal, confirming the decision that the shareholder's agreement was null and void. AES was required to exhaust all state-level appeals before the matter is heard before the Brazilian federal court. In November 2001, a special procedure was initiated whereby CEMIG requested that the case be transferred from state court to superior court in Brasilia. The Company intends to vigorously pursue its legal rights in this matter and to restore all of its rights regarding CEMIG. Failure to prevail in this matter would limit the

Company's influence on the daily operations of CEMIG. However, the Company would still own approximately 21.6% of the voting common stock of CEMIG and be able to exercise significant influence over the operations of the business.

        In November 2000, the Company was named in a purported class action suit along with six other defendants alleging unlawful manipulation of the California wholesale electricity market, resulting in inflated wholesale electricity prices throughout California. Alleged causes of action include violation of the Cartwright Act, the California Unfair Trade Practices Act and the California Consumers Legal Remedies Act. In December 2000, the case was removed from the San Diego County Superior Court to the U.S. District Court for the Southern District of California. The case has been consolidated with five other lawsuits alleging similar claims against other defendants. In March 2002, the plaintiffs filed a new master complaint in the consolidated action, which asserted the claims asserted in the earlier action and names the Company, AES Redondo Beach, L.L.C., AES Alamitos, L.L.C., and AES Huntington Beach, L.L.C. as defendants. The Company believes it has meritorious defenses to any actions asserted against it and expects that it will defend itself vigorously against the allegations.

        In addition, the crisis in the California wholesale power markets has directly or indirectly resulted in several administrative and legal actions involving the Company's businesses in California. Each of the Company's businesses in California (AES Southland, AES Placerita and AES New Energy) are subject to overlapping state investigations by the California Attorney General's Office, the Market Oversight and Monitoring Committee of the California Independent System Operator ("ISO"), the California Public Utility Commission and a subcommittee of the California Senate. Each of these investigations are currently in the document gathering stage, and the businesses have responded to multiple requests for the production of documents and data surrounding the operation and bidding behavior of the plants.

        In August 2000, the Federal Energy Regulatory Commission ("FERC") announced an investigation into the national wholesale power markets, with particular emphasis upon the California wholesale electricity market, in order to determine whether there has been anti-competitive activity by wholesale generators and marketers of electricity. The FERC has requested documents from each of the AES Southland plants. Similar to the state investigation, the FERC investigation has focused their attention to date upon the forced and planned maintenance outages taken by the plants in 2000. This FERC investigation also has focused on the activities surrounding the marketing of the power from the plants.

        In May 2001, the Antitrust Division of the United States Department of Justice initiated an investigation to determine whether a provision in the AES Southland plants' Tolling Agreement with Williams Energy Services Company has restricted the addition of new capacity in the Los Angeles area in contravention of the antitrust laws. The AES Southland businesses have provided documents and other information to the Department of Justice.

        In July of 2001, a petition was filed against CESCO, an affiliate of the Company by the Grid Corporation of Orissa, India ("Gridco"), with the Orissa Electricity Regulatory Commission ("OERC"), alleging that CESCO has defaulted on its obligations as a government licensed distribution company; that CESCO management abandoned the management of CESCO; and asking for interim measures of protection, including the appointment of a government regulator to manage CESCO. Gridco, a state owned entity, is the sole energy wholesaler to CESCO. In August 2001, the management of CESCO was handed over by the OERC to a government administrator that was appointed by the OERC. Gridco also has asserted that a Letter of Comfort issued by the Company in connection with the Company's investment in CESCO obligates the Company to provide additional financial support to cover CESCO's financial obligations. In December 2001, a notice to arbitrate pursuant to the Indian Arbitration and Conciliation Act of 1996 was served on the Company by Gridco pursuant to the terms of the CESCO Shareholder's Agreement ("SHA"), between Gridco, the Company, AES ODPL, and Jyoti Structures. The notice to arbitrate failed to detail the disputes under the SHA for which the

Arbitration had been initiated. The Company believes that it has meritorious defenses to any actions asserted against it and expects that it will defend itself vigorously against the allegations.

        RISKS RELATED TO REGULATED AND FOREIGN OPERATIONS—AES operates businesses in many regulated and foreign environments. There are certain economic, political, technological and regulatory risks associated with operating in these environments. Investments in foreign countries may be impacted by significant fluctuations in foreign currency exchange rates. During 2001 and 1999, the Company's financial position and results of operations were adversely affected by a significant devaluation of the Brazilian Real relative to the U.S. Dollar.

        The distribution businesses, which the Company owns or has investments in, are subject to regulatory review or approval which could limit electricity tariff rates charged to customers or require the return of amounts previously collected. These regulatory environments are also subject to change, which could impact the results of operations.

        In certain locations, particularly developing countries or countries that are in a transition from centrally planned to market-oriented economies, the electricity purchasers, both wholesale and retail, may be unable or unwilling to honor their payment obligations. Collection of receivables may be hindered in these countries due to ineffective systems for adjudicating contract disputes.

        In June 1999, a subsidiary of the Company assumed long-term managerial control of two regional electric distribution companies ("RECs") in Kazakhstan as part of a settlement of receivables outstanding from the government of Kazakhstan. The Company's claim against the government was for electricity previously provided. The contractual rights to control the operations of the RECs received in this transaction were valued at approximately $26 million, based on the net present value of incremental cash flows expected to be received as a result of operating the RECs. The value of the contract rights was recorded in the statement of operations in 1999. The two distribution businesses serve approximately 1.8 million people. The Company expects that the government of Kazakhstan will abide by the terms and periods agreed to in the original memorandum of understanding that currently governs the Company's operating control of the RECs. However, the contract is subject to economic, political and regulatory risks associated with operating in Kazakhstan. The Company does not consolidate the RECs because it operates them under a management agreement and does not have a controlling ownership interest in them.

        Argentina is experiencing a significant political, social and economic crisis that has resulted in significant changes in general economic policies and regulations as well as specific changes in the energy sector. During January and February 2002, many new economic measures have been adopted by the Argentine government, including abandoning the country's fixed dollar-to-peso exchange rate, converting dollar denominated loans into pesos and placing restrictions on the convertibility of the Argentine peso. The government has also adopted new regulations in the energy sector that have the effect of repealing U.S. Dollar denominated pricing under electricity tariffs as prescribed in existing electricity distribution concessions in Argentina by fixing all prices to consumers in pesos until June 30, 2002. In combination these circumstances create significant uncertainty surrounding the performance, cash flow and potential for profitability of the electricity industry in Argentina, including the Argentine subsidiaries of AES

        AES has several subsidiaries in Argentina operating in both the competitive supply and growth distribution segments of the business. Eden, Edes and Edelap are distribution companies that operate in the province of Buenos Aires. Generating businesses include Alicura, Parana, CTSN, Rio Juramento and several other smaller hydro facilities. The long-term concession agreements at our distribution businesses in Argentina are territorial concessions and are essentially long-term contracts that give us the exclusive right to provide electricity to a specified geographic territory. The concessions were granted by the government. These concession agreements do not include any operating-differential subsidies. Revenues from the Argentinean distribution businesses are derived solely from the sale of electricity to consumers in the geographic territory. The rights granted by the concession contracts are analogous to the territorial rights that permit a regulated electric distribution company in the United States to sell electricity within its service territory. The tariffs that the businesses charge are based on the current regulations and include a fixed or capacity charge and an energy charge proportional to the level of electricity consumption. The tariffs received are reported as regulated revenues on the consolidated statement of operations. The concession agreements are for 95 years. These businesses are experiencing significant cash flow shortfalls arising from the economic and regulatory changes described earlier, and some of the businesses are in default on their project financing arrangements beginning in 2002. AES (the parent company) is not generally required to support the potential cash flow or debt service obligations of these businesses.

        The effects of the crisis are not expected to have a significant negative impact on AES's overall liquidity, due primarily to the non-recourse financing structure in place at most of AES's Argentine businesses. The effects of the current circumstances on future earnings are much more uncertain and difficult to predict. At December 31, 2001, AES's total contributed cash investment and the retained earnings in the competitive supply business in Argentina are approximately $575 million and the total similar investment in the growth distribution business is approximately $465 million. Depending on the ultimate resolution of these uncertainties, AES may be required in 2002 to record a material impairment loss or write-off associated with the recorded carrying values of its investments, including goodwill, although no such loss has been recorded to date. Additionally, under current conditions, the Argentine businesses may also incur operating losses during 2002. AES is currently investigating and pursuing several potential alternatives to minimize the impacts on earnings. It is possible, as AES pursues these alternatives, that future Argentine business results may be reported as discontinued operations.

        AES financed certain of its purchases in Eletropaulo through deferred purchase price financing arrangements provided by BNDES to subsidiaries of the Company, which aggregates approximately $1.2 billion. The payment schedule varies from April 2002 through January 2004. BNDES maintains as collateral shares that represent substantially all of the Company's ownership interest in Eletropaulo. As a result of the volatility of the Brazilian Real and the difficult economic conditions in Brazil, the Company is evaluating whether to contribute equity sufficient to allow such subsidiaries to make the payments. If AES does not contribute sufficient equity or other consideration, or if there is not a successful renegotiation of the debt with BNDES, there can be no assurance that such subsidiaries will be able to pay such amounts, or refinance or extend the maturities of any or all of the payment amounts. In such event, BNDES may choose to seize the shares held as collateral, and this may result in a loss and resulting write-off of a portion or all of the Company's investment.

        LEVERAGED LEASE INVESTMENTS—CILCORP has investments in leveraged leases totaling $136 million. Related deferred tax liabilities total $106 million. The investment includes estimated residual values totaling $86 million. Leveraged lease residual value assumptions are adjusted on a periodic basis, based on independent appraisals.

        SALE OF ACCOUNTS RECEIVABLE—IPALCO formed IPL Funding Corporation (IPL Funding) to purchase, on a revolving basis, up to $50 million of the retail accounts receivable and related collections of IPALCO in exchange for a note payable. IPL Funding is not consolidated by IPALCO or AES since it meets requirements set forth in Statement of Financial Accounting Standards ("FAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" to be considered a qualified special-purpose entity. IPL Funding has entered into a purchase facility with unrelated parties (Purchasers) pursuant to which the Purchasers agree to purchase from IPL Funding, on a revolving basis, up to $50 million of the receivables purchased from IPALCO. The net cash flows between IPALCO and IPL Funding are limited to cash payments made by IPALCO to IPL Funding for interest charges and processing fees. These payments totaled approximately $2.7 million, $3.5 million and $2.3 million for the years ended December 31, 1999, 2000 and 2001, respectively. IPALCO retains servicing responsibilities through its role as a collection agent for the amounts due on the purchased receivables, but may be replaced as collection agent as a result of IPL's current credit rating. IPALCO and IPL Funding provide certain indemnities to the Purchasers, including indemnification in the event that there is a breach of representations and warranties made with respect to the purchased receivables. IPL Funding and IPALCO each have agreed to indemnify the Purchasers on an after-tax basis for any and all damages, losses, claims, liabilities, penalties, taxes, costs and expenses at any time imposed on or incurred by the indemnified parties arising out of or otherwise relating to the sale agreement, subject to certain limitations as defined in the agreements.

        As a result of IPALCO's current credit rating, the facility agent has the ability to require all proceeds of purchased receivables of IPALCO to be directed to lock-box accounts that, in the facility agent's discretion, may be under the control of IPALCO (as collection agent) or under the control of the facility agent. In addition, a downgrade of IPALCO's credit rating below investment grade constitutes a "termination event" under the purchase facility agreement. Such an event would give the Purchasers the option to discontinue the purchase of new receivables and cause all proceeds of the purchased receivables to be used to reduce the Purchaser's investment and to pay other amounts owed to the Purchasers and the facility agent, which would have the effect of reducing the operating capital available to IPALCO by the aggregate amount of such purchased receivables.

        The transfers of receivables to IPL funding are recorded as sales however no gain or loss is recorded on the sale.

        OTHER—IPALCO has an agreement with a regulatory body that establishes certain performance measures for their system and call center reliability. If these standards are not maintained, penalties of up to $7 million per violation can be assessed. The agreement is in effect until 2004. No penalties have been incurred under the agreement in 2001.

        LIQUIDITY—AES believes that its sources of liquidity will be adequate to meet its needs through the end of 2002. This belief is based on a number of assumptions, including, without limitation, assumptions about exchange rates, pool prices, the ability of its subsidiaries to pay dividends and the timing and amount of asset sale proceeds. In addition, as discussed in this Note 8, AES has numerous material contingent commitments. While AES does not expect to be required to fund any material amounts under these contingent contractual obligations during 2002, many of the events which would give rise to such an obligation are beyond AES's control.

9.    COMPANY-OBLIGATED CONVERTIBLE MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

        During 1997, two wholly owned special purpose business trusts (AES Trust I and AES Trust II) issued Term Convertible Preferred Securities ("Tecons"). On March 31, 1997, AES Trust I issued 5 million of $2.6875 Tecons (liquidation value $50) for total proceeds of $250 million and concurrently purchased $250 million of 5.375% junior subordinated convertible debentures due 2027 of AES (individually the 5.375% Debentures). On October 29, 1997, AES Trust II issued 6 million of $2.75 Tecons (liquidation value $50) for total proceeds of $300 million and concurrently purchased $300 million of 5.5% junior subordinated convertible debentures due 2012 of AES (individually the 5.5% Debentures). During 2000, the Company called for redemption of AES Trust I and AES Trust II. Substantially all of AES Trust I Tecons were converted into approximately 14 million shares of AES common stock and substantially all of AES Trust II Tecons were converted into approximately 11 million shares of AES common stock.

        During 1999, AES Trust III, a wholly owned special purpose business trust, issued 9 million of $3.375 Tecons (liquidation value $50) for total proceeds of approximately $518 million and concurrently purchased approximately $518 million of 6.75% junior subordinated convertible debentures due 2029 (individually, the 6.75% Debentures).

        During 2000, AES Trust VII, a wholly owned special purpose business trust, issued 9.2 million of $3.00 Tecons (liquidation value $50) for total proceeds of approximately $460 million and concurrently purchased approximately $460 million of 6% junior subordinated convertible debentures due 2008 (individually, the 6% Debentures and collectively with the 6.75% Debentures, the Junior Subordinated Debentures). The sole assets of AES Trust III and VII (collectively, the Tecon Trusts) are the Junior Subordinated Debentures.

        AES, at its option, can redeem the 6.75% Debentures after October 17, 2002, which would result in the required redemption of the Tecons issued by AES Trust III, for $52.10 per Tecon, reduced annually by $0.422 to a minimum of $50 per Tecon, and can redeem the 6% Debentures after May 18, 2003, which would result in the required redemption of the Tecons issued by AES Trust VII, for $51.88 per Tecons, reduced annually by $0.375 to a minimum of $50 per Tecon. The Tecons must be redeemed upon maturity of the Junior Subordinated Debentures.

        The Tecons are convertible into the common stock of AES at each holder's option prior to October 15, 2029 for AES Trust III and May 14, 2008 for AES Trust VII at the rate of 1.4216 and 1.0811, respectively, representing a conversion price of $35.171 and $46.25 per share, respectively.

        Dividends on the Tecons are payable quarterly at an annual rate of 6.75% by AES Trust III and 6% by AES Trust VII. The Trusts are each permitted to defer payment of dividends for up to 20 consecutive quarters, provided that the Company has exercised its right to defer interest payments under the corresponding debentures or notes. During such deferral periods, dividends on the Tecons would accumulate quarterly and accrue interest and the Company may not declare or pay dividends on its common stock.

        On November 30, 1999, three wholly owned special purpose business trusts (individually, AES RHINOS Trust I, II, and III, collectively, the Rhinos Trusts and with the Tecon Trusts, collectively the Trusts) issued trust preferred securities ("Rhinos"). The aggregate amount of Rhinos issued was approximately $250 million. Concurrent with the issuance of the Rhinos, the Rhinos Trusts purchased approximately $258 million of junior subordinated convertible notes due 2007. In October 2001, the Rhino Trusts were converted to an amortizing loan.

        Interest expense for each of the years ended December 31, 2001, 2000 and 1999, includes approximately $63 million, $71 million and $38 million for 2001, 2000 and 1999, respectively, related to the Tecon Trusts and approximately, $17 million, $21 million and $2 million for 2001, 2000 and 1999, respectively, related to the Rhinos Trusts.

10.  MINORITY INTEREST

        Minority interest includes $100 million of cumulative preferred stock of subsidiaries at December 31, 2001 and 2000. In 2000, a subsidiary of the Company retired $25 million of its cumulative preferred stock at par value. The total annual dividend requirement was approximately $2 million at December 31, 2001. $22 million of the preferred stock is subject to mandatory redemption requirements over the period 2003-2008. Except for the series of preferred stock subject to mandatory redemption discussed above, each series of preferred stock is redeemable solely at the option of the issuer at prices between $101 and $118 per share.

11.  STOCKHOLDERS' EQUITY

        SALE OF STOCK—In May 2000, the Company sold 24.725 million shares of common stock at $37.00 per share. Net proceeds from the offering were $886 million. In November 2000, the Company sold 10 million shares of common stock at $52.50 per share. Net proceeds from the offering were $520 million.

        STOCK SPLIT AND STOCK DIVIDEND—On April 17, 2000, the Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable to stockholders of record on May 1, 2000. Accordingly, all outstanding shares, per share and stock option data in all periods presented have been restated to reflect the stock split.

        SHARES ISSUED FOR ACQUISITIONS—In January 2001, the Company issued approximately 9.1 million shares valued at approximately $511 million to fund a portion of the acquisition of Gener. During March 2001, the Company issued approximately 41.5 million shares in the IPALCO pooling-of-interests transaction. During December 2000, the Company issued approximately 699,000 shares, valued at $51 million to fund the acquisition of KMR. Also, during 2000, the Company issued approximately 343,000 shares, valued at $16 million in various other acquisitions.

        RESTRICTED STOCK—The Company issued restricted stock under various incentive stock option plans. Generally, under each plan, shares of restricted common stock with value equal to a stated percentage of participants' base salary are initially awarded at the beginning of a three-year performance period, subject to adjustment to reflect the participants' actual base salary. The shares remain restricted and nontransferable throughout each three-year performance period, vesting in one-third increments in each of the three years following the end of the performance period. At the end of a performance period, awards are subject to adjustment to reflect the Company's performance compared to peer companies. Final awards under the plans can range from zero up to 400% of the initial awards. Vested shares are no longer restricted and may be held or sold by the participant. Compensation expense of $6 million, $8 million and $1 million for 2001, 2000 and 1999, respectively, as measured by the market value of the common stock at the balance sheet date, has been recognized. In January 2001, the final performance evaluation was completed for one of the restricted stocks plans resulting in final awards of an additional 199,000 shares with approximately 101,000 shares becoming fully vested. All shares of restricted stock became fully vested on the date of merger with IPALCO. Under the terms of the restricted stock plan, no additional shares will be awarded.

        STOCK OPTIONS—The Company has granted options to purchase shares of common stock under its two stock option plans- The AES Corporation 2001 Stock Option Plan and The AES Corporation 2001 Non-Officer Stock Option Plan. Under the terms of the plans, the Company may issue options to purchase shares of the Company's common stock at a price equal to 100% of the market price at the date the option is granted. The options become eligible for exercise under various schedules. At December 31, 2001, there were approximately 8.3 million shares reserved for future grants under the plans.

        The AES Corporation 2001 Stock Option Plan—The 2001 plan was issued effective January 1, 2001 due to the expiration of the 1991 stock option plan previously used. The standard is that outstanding stock options become exercisable on a cumulative basis at fifty percent each of two years from the date of grant and expire ten years from date of grant. Additionally, some options become exercisable in as little as one year (100% in one year), or as many as four years (25% each year). At December 31, 2001, 15,000,000 shares had been authorized for award under the plan. The maximum term of options granted is 10 years.

        The AES Corporation 2001 Non-Officer Stock Option Plan—The 2001 plan was issued without shareholder approval and therefore, all AES officers are excluded from receiving grants under the plan. The standard is that outstanding stock options become exercisable on a cumulative basis at fifty percent each of two years from the date of grant and expire ten years from date of grant. Additionally, some options become exercisable in as little as one year (100% in one year) or as many as four years (25% each year). At December 31, 2001, 12,000,000 shares had been authorized for award under the plan. The maximum term of options granted is 10 years.

        A summary of the option activity follows (in thousands of shares):

	Years Ended December 31,
	2001		2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding — beginning of year	15,575	$16.32	16,698	$10.72	17,065	$8.83
Exercised during the year	(1,507)	8.95	(5,069)	14.11	(2,817)	7.45
Forfeited during the year	(1,743)	42.21	(129)	30.85	(14)	21.83
Granted during the year	21,164	17.78	4,075	36.98	2,464	20.16

Outstanding — end of year	33,489	16.55	15,575	16.32	16,698	10.72

Eligible for exercise — end of year	11,845	$13.38	11,449	$10.51	14,086	$9.44

        The following table summarizes information about stock options outstanding at December 31, 2001 (in thousands of shares):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Total Outstanding	Weighted- Average Remaining Life (In Years)	Weighted- Average Exercise Price	Total Exercisable	Weighted- Average Exercise Price
$0.78 – $3.24	4	0.0	$1.60	4	$1.60
$3.25 – $9.88	5,548	3.1	5.20	5,548	5.20
$9.89 – $14.40	20,307	9.4	13.03	1,823	11.43
$14.41 – $22.85	2,887	6.6	17.93	2,869	17.94
$22.86 – $58.00	4,733	8.4	44.06	1,597	35.75
$58.01 – $80.00	10	8.7	61.42	4	61.66

Total	33,489	7.9	$16.55	11,845	$13.38

        The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and has adopted SFAS No. 123, "Accounting for Stock-based Compensation," for disclosure purposes. No compensation expense has been recognized in connection with the options, as all options have been granted only to AES people, including Directors, with an exercise price equal to the market price of the Company's common stock on the date of grant. For SFAS No. 123 disclosure purposes, the weighted average fair value of each option grant has been estimated as of the date of grant primarily using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2001	2000	1999
Interest rate (risk-free)	4.84%	5.4%	6.5%
Volatility	86%	41%	46%
Dividend yield	—	1%	—

        Using these assumptions, and an expected option life of approximately 8 years, the weighted average fair value of each stock option granted was $14.87, $18.99 and $22.43, for the years ended December 31, 2001, 2000 and 1999, respectively.

        Had compensation expense been determined under the provisions of SFAS No. 123, utilizing the assumptions detailed in the preceding paragraph, the Company's net income and earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been reduced to the following pro forma amounts (in millions except per share amounts):

	Years Ended December 31,
	2001	2000	1999
NET INCOME:
As reported	$273	$795	$357
Pro forma	229	752	341
BASIC EARNINGS PER SHARE:
As reported	$0.52	$1.66	$0.84
Pro forma	0.43	1.56	0.81
DILUTED EARNINGS PER SHARE:
As reported	$0.51	$1.59	$0.82
Pro forma	0.43	1.46	0.79

        The disclosures of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock or change in dividend policy.

        As of December 31, 1999, the Company had warrants outstanding to purchase up to 2.6 million shares of common stock at $7.36 a share. These warrants expired in July 2000. Substantially all of the warrants were exercised prior to expiration.

        COMMON STOCK HELD BY SUBSIDIARIES—The Company has secured equity-linked loans ("SELLS Loans") of $350 million due in 2003 issued by AES EDC Funding II LLC (the "EDC SELLS Loan", and $300 million due in 2004 issued by AES New York Funding, LLC (the "NY SELLS Loan" and, together with the EDC SELLS Loan, the "SELLS Loans"). Both SELLS loans were issued by consolidated subsidiaries and have been classified as non-recourse debt in the accompanying consolidated balance sheets.

        EDC SELLS Loan.    The EDC SELLS Loan is secured by (i) a pledge by AES EDC Funding LLC (the "EDC SELLS Borrower") of all of the membership interests in AES EDC Holding LLC, a wholly-owned subsidiary through which the Company holds its 87% interest in C.A. La Electricidad de Carcacas ("EDC"), (ii) approximately 49 million shares of common stock of the Company held in the name of the EDC SELLS Borrower as of December 31, 2001.

        NY SELLS Loan.    The NY SELLS Loan is secured by (i) a pledge by AES New York Funding LLC (the "NY SELLS Borrower") of all of the limited liability companies membership interests and partnership interests in the subsidiaries of the NY SELLS Borrower that own or operate the Somerset, Cayuga, Westover, Grenidge, Hickling and Jennison coal-fired electric generating plants (the "NY Generating Assets") and (ii) approximately 62 million shares of common stock of the Company held in the name of the NY SELLS Borrower as of December 31, 2001.

        The Company has no obligation to deliver any additional shares of the Company's common stock as collateral to secure the SELLS Loans. If, however, the ratio of the market value of the Company common stock pledged as collateral to the outstanding principal amount of either SELLS Loan is less than 2.0 to 1.0 for five consecutive trading days and if the EDC Borrower or the NY Sells Borrower, as applicable, does not, after being requested by the administrative agent for the holders of such SELLS Loan, pledge additional shares of common stock of the Company and/or repay the principal amount of such SELLS Loan to the extent necessary to increase the collateral value to loan amount ratio to 2.5 to 1.0, then an event of default will result with respect to such SELLS Loan. Once pledged, shares of Company common stock remain as collateral and are not released until the applicable SELLS Loan is repaid, even if the collateral value to loan amount ratio exceeds 2.5 to 1.0.

        In addition to failing to maintain an adequate collateral value to loan amount coverage ratio as described above, the events of default with respect to the SELLS Loans include (a) typical events of default related to the EDC Borrower and the NY Sells Borrower, as the case may be, and (b) the occurrence and continuance of an "Event of Default" under the Company's revolving credit agreement.

        Upon the occurrence and during the continuance of an event of default, the lenders are entitled to accelerate the maturity of the applicable SELLS Loan and to foreclose upon and sell the collateral. The lenders are not entitled to demand that the Company, nor is the Company obligated to, make any payment with respect to the SELLS Loans, repurchase any of the collateral or provide additional Company shares or other collateral.

        The shares of Company stock that constitute collateral have not been registered under the Securities Act of 1933 and may not be sold in a foreclosure sale until so registered except in a manner exempt from the registration requirements of the Securities Act. The Company has agreed to cause the pledged Company shares to be registered by no later than July 31, 2003 in the case of the EDC SELLS Loan and November 28, 2004 in the case of the NY SELLS Loan (or earlier if the collateral value to loan amount ratio is less than 2.25 to 1.00 for five consecutive trading days or if there has been a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the EDC SELLS Borrower or EDC or the NY SELLS Borrower or the NY Generating Assets, as the case may be). In addition, the Company is required to register the shares pledged to secure both SELLS Loans if it is required to register the shares pledged to secure either SELLS Loan.

        The Company shares held in the name of the EDC SELLS Borrower and NY SELLS Borrower are not considered outstanding and therefore have been excluded from the calculation of earnings per share.

12.  EARNINGS PER SHARE

        The following table presents a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for income from continuing operations. In the table below, Income represents the numerator (in millions) and Shares represent the denominator (in millions):

	December 31, 2001			December 31, 2000			December 31, 1999
	Income	Shares	$ per Share	Income	Shares	$ per Share	Income	Shares	$ per Share
BASIC EPS
Income from continuing operations	$451	532.2	$0.85	$810	482.1	$1.68	$368	422.8	$0.87
EFFECT OF DILUTIVE SECURITIES:
Stock options and warrants	—	5.3	(0.01)	—	9.8	(0.03)	—	9.4	(0.02)
Stock units allocated to deferred compensation plans	—	0.4	—	—	0.5	—	—	0.5	—
Tecons and other convertible debt, net of tax	—	—	—	22	21.1	(0.03)	—	—	—

DILUTED EARNINGS SHARE	$451	537.9	$0.84	$832	513.5	$1.62	$368	432.7	$0.85

        There were approximately 4,048,470 and 173,000 options outstanding in 2001 and 2000 that were omitted from the earnings per share calculation because they were antidilutive. There were no antidilutive options in 1999.

13.  OTHER INCOME (EXPENSE)

        The components of other income are summarized as follows (in millions):

	For the years ended December 31,
	2001	2000	1999
Gain on sale of assets/extinguishment of liabilities	$44	$58	$95
Marked-to-market gain on investment	19	112	—
Gain on sale of available for sale securities	18	—	—
Legal/dispute settlement	—	16	—
Other taxes/penalties	1	—	—
Dividends	41	6	—
Rent	7	—	—
Other non-operating income	4	2	3

Total other income	$134	$194	$98

        The components of other expense are as follows (in millions):

	For the years ended December 31,
	2001	2000	1999
Marked-to-market loss on commodity derivative	$(30)	$—	$—
Loss on extinguishment of liabilities	—	(16)	(26)
Loss on disposal of assets	(13)	(14)	—
Legal/dispute settlement	(3)	—	—
Other taxes/penalties	(8)	—	—
Dividends	(8)	—	—
Impairment loss	—	—	(62)
Environmental fine	—	(17)	—
Other non-operating expenses	(5)	(5)	—

Total other expense	$(67)	$(52)	$(88)

On April 1, 2002, the Company adopted SFAS No. 145, "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other items, this Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishments of Debt". As a result, gains and losses from early extinguishments of debt in 1999, 2000 and 2001 are no longer reported as extraordinary items but have been reclassified to income from continuing operations.

14.  SALE OF ASSETS

        In October 1999, AES Placerita Inc. ("Placerita"), a wholly owned subsidiary of the Company, received proceeds of approximately $110 million to complete the buyout of its long-term power sales agreement. In connection with the buyout, the Company incurred transaction related costs of approximately $19 million and recorded a gain on contract buyout of $91 million. The buyout of the power sales agreement resulted in the loss of a significant customer and required the Company to assess the recoverability of the carrying amount of Placerita's electric generation assets. The Company recorded an impairment loss of approximately $62 million to reduce the carrying value of the electric generation assets to their estimated fair value after termination of the contract. The estimated fair value was determined by an independent appraisal. Concurrent with the buyout of the power sales contract, the Company extinguished certain liabilities under the related project financing debt prior to their scheduled maturity. As a result, the Company has recorded a loss on extinguishment of debt of approximately $16 million.

        In September 1999, AES Thames Inc. ("Thames"), a wholly owned subsidiary of the Company, amended its power sales agreement with Connecticut Light and Power ("CL&P"), its sole customer. The amendment, which was subject to regulatory approval, includes a partial prepayment for certain electricity to be delivered by Thames to CL&P in the years 2001-2014. According to the terms of the amendment, the Company will receive $532 million plus accrued interest in return for a reduction in future electricity rates. Interest accrues on the prepayment at a rate of 8.3% per annum from the date of regulatory approval. In March 2000, the Connecticut Department of Public Utility Control ("DPUC") approved the amendment to the power sales agreement. In July 2000, CL&P requested and subsequently received approval from the DPUC to issue bonds to fund the prepayment. The contractual receivable was recorded in other current assets with a corresponding amount of deferred revenue in other liabilities in the accompanying December 31, 2000 consolidated balance sheet. The deferred revenue is being amortized into income on a ratable basis over the contract term based on kilowatt hours provided. Amortization of $32 million was recorded for the year ended December 31, 2001. The contractual receivable was paid during 2001.

        On November 20, 2000, IPALCO sold certain assets ("the Thermal Assets") for approximately $162 million. The transaction resulted in a gain to the Company of approximately $31 million ($19 million after tax). Of the net proceeds, $88 million was used to retire debt specifically assignable to the Thermal Assets. The related notes were retired in November 2000. In connection with the retirement of the debt, the Company incurred make-whole payments and wrote off debt issuance costs of approximately $4 million.

15.  INCOME TAXES

        INCOME TAX PROVISION—The provision for income taxes consists of the following (in millions):

	Years Ended December 31,
	2001	2000	1999
Federal:
Current	$2	$146	$61
Deferred	(12)	(29)	51
State:
Current	—	20	11
Deferred	7	(2)	14
Foreign:
Current	180	207	97
Deferred	30	29	(48)

Total	$207	$371	$186

        The Company records its share of earnings of its equity investees on a pre-tax basis. The Company's share of the investees' income taxes is recorded in income tax expense.

        EFFECTIVE AND STATUTORY RATE RECONCILIATION—A reconciliation of the U.S. statutory Federal income tax rate to the Company's effective tax rate as a percentage of income before taxes (after minority interest) is as follows:

	Years Ended December 31,
	2001	2000	1999
Statutory Federal tax rate	35%	35%	35%
State taxes, net of Federal tax benefit	1	1	4
Taxes on foreign earnings	(5)	(3)	(4)
Other-net	—	(2)	(1)
Effective tax rate	31%	31%	34%

        DEFERRED INCOME TAXES—Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carry forwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.

        As of December 31, 2001, the Company had Federal net operating loss carry forwards for tax purposes of approximately $412 million expiring from 2008 through 2021, Federal general business tax credit carry forwards for tax purposes of approximately $49 million expiring in years 2005 through 2021, and Federal alternative minimum tax credits of approximately $53 million that carry forward without expiration. As of December 31, 2001, the Company had foreign net operating loss carry forwards of approximately $1.1 billion that expire at various times beginning in 2002, and some of which carry forward without expiration, and foreign investment and assets tax credits of approximately $33 million that expire at various times beginning in 2002 through 2006. The Company had state net operating loss carry forwards as of December 31, 2001, of approximately $540 million expiring in years 2001 through 2021, and state tax credit carry forwards of approximately $5 million expiring in years 2002 through 2010.

        The valuation allowance decreased by $2 million during 2001 to $117 million at December 31, 2001. This decrease was primarily the result of the utilization of certain foreign net operating loss carry forwards for which a valuation allowance had previously been established. The Company believes that it is more likely than not that the remaining deferred tax assets as shown below will be realized.

        Deferred tax assets and liabilities are as follows (in millions):

	December 31,
	2001	2000
Differences between book and tax basis of property and total deferred tax liability	$2,671	$2,562
Operating loss carry forwards	(482)	(328)
Bad debt and other book provisions	(107)	(104)
Retirement costs	(79)	(75)
Tax credit carry forwards	(139)	(162)
Other deductible temporary differences	(337)	(316)

Total gross deferred tax asset	(1,144)	(985)
Less: Valuation allowance	117	119

Total net deferred tax asset	(1,027)	(866)

Net deferred tax liability	$1,644	$1,696

        Undistributed earnings of certain foreign subsidiaries and affiliates aggregated approximately $1.2 billion and $777 million at December 31, 2001 and 2000, respectively. The Company considers these earnings to be indefinitely reinvested outside of the United States and, accordingly, no U.S. deferred taxes have been recorded with respect to such earnings. Should the earnings be remitted as dividends, the Company may be subject to additional U.S. taxes, net of allowable foreign tax credits. It is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings. A deferred tax asset of $192 million has been recorded as of December 31, 2001 for the cumulative effects of certain foreign currency translation losses.

        Income from operations in certain countries is subject to reduced tax rates as a result of satisfying specific commitments regarding employment and capital investment. The reduced tax rates for these operations will be in effect for the life of the related businesses, at the end of which ownership transfers back to the local government. The income tax benefits related to the tax status of these operations are estimated to be $33 million, $29 million and $27 million for the years ended December 31, 2001, 2000 and 1999, respectively.

        Income from continuing operations before income taxes consisted of the following:

	Years Ended December 31,
	2001	2000	1999
U.S.	$286	$614	364
Non U.S	372	567	190

Total	$658	$1,181	$554

16.  BENEFIT PLANS

        PROFIT SHARING AND STOCK OWNERSHIP PLANS—The Company sponsors two defined contribution plans, qualified under section 401 of the Internal Revenue Code, which are available to eligible AES people. The plans provide for Company matching contributions, other Company contributions at the discretion of the Compensation Committee of the Board of Directors, and discretionary tax deferred contributions from the participants. Participants are fully vested in their own contributions and the Company's matching contributions. Participants vest in other Company contributions ratably over a five-year period ending on the 5th anniversary of their hire date. Company contributions to the plans were approximately $13 million, $11 million and $7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

        DEFERRED COMPENSATION PLANS—The Company sponsors a deferred compensation plan under which directors of the Company may elect to have a portion, or all, of their compensation deferred. The amounts allocated to each participant's compensation account may be converted into common stock units. Upon termination or death of a participant, the Company is required to distribute, under various methods, cash or the number of shares of common stock accumulated within the participant's deferred compensation account. Distribution of stock is to be made from common stock held in treasury or from authorized but previously unissued shares. The plan terminates and full distribution is required to be made to all participants upon any change of control of the Company (as defined in the plan document). No stock associated with distributions was issued during 2001 under such plan.

        Common stock units held under the AES deferred compensation plans do not represent issued shares of common stock. The deferred compensation liabilities related to such plans were approximately $1 million as of December 31, 2001 and 2000, respectively, and were convertible into approximately 765,000 and 821,000 shares at December 31, 2001 and 2000, respectively. For those electing to participate in the deferred compensation plans the amount of the stock unit award is based on the compensation and average stock price during the compensation period. The liabilities will only be settled in stock, except cash settlement is required in the event of certain recapitalization transactions, as defined in the plan documents.

        In addition, the Company sponsors an executive officers' deferred compensation plan. At the election of an executive officer, the Company will establish an unfunded, nonqualified compensation arrangement for each officer who chooses to terminate participation in the Company's profit sharing and employee stock ownership plans. The participant may elect to forego payment of any portion of his or her compensation and have an equal amount allocated to a contribution account. In addition, the Company will credit the participant's account with an amount equal to the Company's contributions (both matching and profit sharing) that would have been made on such officer's behalf if he or she had been a participant in the profit sharing plan. The participant may elect to have all or a portion of the Company's contributions converted into stock units. Dividends paid on common stock are allocated to the participant's account in the form of stock units. The participant's account balances are distributable upon termination of employment or death.

        The Company also sponsors a supplemental retirement plan covering certain highly compensated AES people. The plan provides incremental profit sharing and matching contributions to participants that would have been paid to their accounts in the Company's profit sharing plan if it were not for limitations imposed by income tax regulations. All contributions to the plan are vested in the manner provided in the Company's profit sharing plan, and once vested are nonforfeitable. The participant's account balances are distributable upon termination of employment or death.

        DEFINED BENEFIT PLANS—Certain of the Company's subsidiaries have defined benefit pension plans covering substantially all of their respective employees. Pension benefits are based on years of credited service, age of the participant and average earnings. Of the twelve defined benefit plans, six are at U.S. subsidiaries and the remaining are at foreign subsidiaries.

        Significant weighted average assumptions used in the calculation of pension benefits expense and obligation are as follows:

	Pension Benefits Years Ended December 31,
	2001	2000	1999
Discount rates	7%	8%	8%
Rates of compensation increase	3%	3%	4%
Expected long-term rate of return on plan assets	9%	9%	9%

        A subsidiary of the Company has a defined benefit plan, which has a benefit obligation of $383 million and $320 million at December 31, 2001 and 2000, respectively, and uses salary bands to determine future benefit costs rather than rate of compensation increases. As such, rates of compensation increase in the table above do not include amounts relating to this specific defined benefit plan.

        Total pension cost for the years ended December 31, 2001, 2000 and 1999 includes the following components (in millions):

	Pension Costs Years Ended December 31,
	2001	2000	1999
Service cost	$9	$14	$13
Interest cost on projected benefit obligation	57	55	29
Expected return on plan assets	(54)	(63)	(16)
Amount of curtailment loss recognized	6	6	—
VERP benefits	19	57	—
Other	2	(3)	(3)

Total pension cost	$39	$66	$23

        The changes in the benefit obligation of the plans combined for the years ended December 31, 2001 and 2000 are as follows (in millions):

	2001	2000
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year	$810	$650
Effect of foreign currency exchange rate change on beginning balance	(22)	(10)
Service cost	9	14
Interest cost	57	55
Assumed in acquisitions	4	71
VERP benefits	19	57
Benefits paid	(58)	(48)
Actuarial loss	61	19
Other	(11)	2

Benefit obligation as of December 31	$869	$810

        The changes in the plan assets of the plans combined for the years ended December 31, 2001 and 2000 are as follows (in millions):

	2001	2000
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year	$685	$714
Effect of foreign currency exchange rate change on beginning balance	(6)	(6)
Actual return on plan assets	(32)	12
Benefits paid	(58)	(48)
Other	15	13

Fair value of plan assets as of December 31	$604	$685

        The funded status of the plans combined for the years ended as of December 31, 2001 and 2000 are as follows (in millions):

	2001	2000
Funded status	$(265)	$(125)
Unrecognized net actuarial gain	53	(84)
Other	2	3

Accrued benefit cost as of December 31	$(210)	$(206)

        All of the Company's pension plans have been aggregated in the table above. All of the Company's plans at December 31, 2001, had benefit obligations exceeding the fair value of the related plan's assets. As of December 31, 2000, the Company had plans with benefit obligations exceeding the fair values of plan assets by approximately $165 million.

        In November 2000, a subsidiary of the Company implemented a Voluntary Early Retirement Program ("VERP"). This program offers enhanced retirement benefits upon early retirement to eligible employees. The VERP was available to all employees, except officers, whose combined age and years of service will total at least 75 on June 30, 2001. Participation was limited to, and subsequently accepted by 400 qualified employees. Participants elected actual retirement dates in 2001. Additionally, the post-retirement benefits will be provided to VERP retirees until age 55 at which time they will be eligible to receive benefits from the independent Voluntary Employee Benefit Association trustee. The subsidiary recognized the $19 million and $57 million pre-tax non-cash pension benefit costs of the VERP in 2001 and 2000, respectively.

        During 2000, a subsidiary of the Company curtailed one of its defined benefit plans. In connection with the curtailment, the subsidiary paid approximately $8 million and transferred approximately $145 million of plan assets to an independent trustee.

17.  SEGMENTS

        The Company operates in four business segments: contract generation, competitive supply, large utilities and growth distribution businesses. Contract generation businesses are businesses that supply wholesale electricity under long-term contracts for more than 75% of their output, and these businesses generally have little exposure to commodity price risk. Competitive supply businesses are businesses that supply electricity, both wholesale and retail, pursuant to short-term contracts or into spot electricity markets. Competitive supply businesses are generally exposed to commodity price risk. Large utility businesses are utilities of significant size that maintain a monopoly franchise within a defined service area, and these businesses are generally subjected to extensive regulation in their respective jurisdiction. Growth distribution businesses are distribution businesses that offer significant potential for growth because they face particular challenges related to operational difficulties such as outdated equipment, significant non-technical losses, cultural problems, emerging economics, unstable governments or location in a developing nation that allow for operating improvements that would result in financial performance improvement that are typically greater that those seen in the large utility business. Although the nature of the product is the same, the segments are differentiated by the nature of the customers, operational differences and risk exposure. All balance sheet information for businesses that were discontinued during the year are broken out and shown separately in the chart below. All income statement related information is shown in the line "Discontinued operations" in the accompanying consolidated statements of operations.

        The accounting policies of the four business segments are the same as those described in Note 1-General and Summary of Significant Accounting Policies. The Company uses gross margin to evaluate the performance of its business segments. Depreciation and amortization at the business segments are included in the calculation of gross margin. Corporate depreciation and amortization is reported within selling, general and administrative expenses in the consolidated statements of operations. Pre-tax equity in earnings is used to evaluate the performance of businesses that are significantly influenced by the Company. Sales between the segments are accounted for at fair value as if the sales were to third parties. All intersegment activity has been eliminated with respect to revenue and gross margin. The Company previously reported two business segments. All prior year amounts have been restated to reflect four business segments.

        Information about the Company's operations and assets by segment is as follows (in millions):

	Revenues(1)	Depreciation and Amortization	Gross Margin(2)	Pre-Tax Equity in Earnings(3)	Total Assets	Investment in and Advances to Affiliates	Property Additions
Year Ended December 31, 2001
Contract Generation	$2,461	$259	$826	$54	$12,154	$729	$952
Competitive Supply	1,974	187	453	(6)	9,200	46	1,514
Large Utilities	1,638	203	618	140	7,444	2,292	378
Growth Distribution	1,688	111	296	(13)	4,316	12	89
Discontinued Businesses	—	96	—	—	3,271	—	237
Corporate	—	3	—	—	427	21	3

Total	$7,761	$859	$2,193	$175	$36,812	$3,100	$3,173

	Revenues(1)	Depreciation and Amortization	Gross Margin(2)	Pre-Tax Equity in Earnings(3)	Total Assets	Investment in and Advances to Affiliates	Property Additions
Year Ended December 31, 2000
Contract Generation	$1,750	$167	$767	$49	$10,310	$517	$1,206
Competitive Supply	1,846	164	586	—	7,611	67	633
Large Utilities	1,385	191	439	426	7,878	2,485	76
Growth Distribution	1,276	84	131	—	3,886	23	147
Discontinued Businesses	—	93	—	—	3,116	—	164
Corporate	—	1	—	—	237	30	—

Total	$6,257	$700	$1,923	$475	$33,038	$3,122	$2,226

	Revenues(1)	Depreciation and Amortization	Gross Margin(2)	Pre-Tax Equity in Earnings(3)	Total Assets	Investment in and Advances to Affiliates	Property Additions
Year Ended December 31, 1999
Contract Generation	$1,304	$120	$551	$60	$6,736	$531	$534
Competitive Supply	690	57	251	—	7,186	1	86
Large Utilities	871	124	268	(31)	3,584	1,042	103
Growth Distribution	948	79	185	—	3,158	1	102
Discontinued Businesses		19			2,389		113
Corporate	—	1	—	—	145	—	—

Total	$3,813	$400	$1,255	$29	$23,198	$1,575	$938

(1)
Intersegment revenues for the years ended December 31, 2001, 2000, and 1999 were $134 million, $81 million and $76 million, respectively.

(2)
For consolidated subsidiaries, the measure of profit or loss used for our reportable segments is gross margin. Gross margin equals revenues less cost of sales on the consolidated statement of operations for each year presented.

(3)
For equity method investments, the measure of profit or loss used for our reportable segments is pre-tax equity in earnings.

        Revenues are recorded in the country in which they are earned and assets are recorded in the country in which they are located. Information about the Company's consolidated operations and long-lived assets by country are as follows (in millions):

	Revenues			Property, Plant and Equipment, net
	2001	2000	1999	2001	2000	1999
United States	$1,998	$2,076	$1,752	$8,169	$6,727	$5,636
United Kingdom	1,090	1,110	207	4,162	4,447	4,518
Brazil	893	695	376	1,958	2,076	2,283
Argentina	483	482	452	1,724	1,551	1,031
Chile	446	—	—	1,023	—	—
Venezuela	806	494	—	2,369	2,218	—
Dominican Republic	391	333	170	424	225	210
El Salvador	341	139	80	250	153	73
Pakistan	231	232	206	301	319	369
Colombia	124	—	—	481	41	—
Hungary	175	177	212	97	91	120
Other Non-U.S.(1)	783	519	358	2,476	1,394	1,026

Total Non-U.S.	5,763	4,181	2,061	15,265	12,515	9,630

Total	$7,761	$6,257	$3,813	23,434	19,242	15,266

Less: Property, plant and equipment of discontinued businesses				(1,322)	(1,132)	(1,000)

				$22,112	$18,110	$14,266

(1)
AES has operations in 18 countries, which are included in this category.

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of current financial assets, current financial liabilities, and debt service reserves and other deposits, are estimated to be equal to their reported carrying amounts. The fair value of non-recourse debt, excluding capital leases, is estimated differently based upon the type of loan. For variable rate loans, carrying value approximates fair value. For fixed rate loans and preferred stock with mandatory redemption, other than securities registered and publicly traded, the fair value is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates. The fair value of interest rate swap, cap and floor agreements, foreign currency forwards and swaps, and energy derivatives is the estimated net amount that the Company would receive or pay to terminate the agreements as of the balance sheet date. The estimated fair values for certain of the notes and bonds included in non-recourse debt, and certain of the recourse debt and Tecons, which are registered and publicly traded, are based on quoted market prices.

        The estimated fair values of the Company's assets and liabilities have been determined using available market information. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The estimated fair values of the Company's debt and derivative financial instruments as of December 31, 2001 and 2000 are as follows (in millions):

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Foreign currency forwards and swaps, net	$14	$14	$10	$14
Energy derivatives, net	7	7	25	(2)
Liabilities:
Non-recourse debt	$16,857	$17,064	$15,158	$15,384
Recourse debt	5,401	4,730	3,458	3,343
Tecons	978	626	1,228	1,624
Interest rate swaps	166	166	2	141
Interest rate caps and floors, net	72	72	2	7
Preferred stock with mandatory redemption	22	22	22	20

        The fair value estimates presented herein are based on pertinent information as of December 31, 2001 and 2000. The Company is not aware of any factors that would significantly affect the estimated fair value amounts since December 31, 2001.

19.  NEW ACCOUNTING PRONOUNCEMENTS

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. SFAS No. 142 addresses how intangible assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The statement requires that goodwill and certain other intangibles with an indefinite life, as defined in the standard, no longer be amortized. However, goodwill and intangibles would have to be assessed each year to determine whether an impairment loss has occurred. Any impairments recognized upon adoption would be recorded as a change in accounting principle. Future impairments would be recorded in income from continuing operations. The statement provides specific guidance for testing goodwill for impairment. The Company had $3.2 billion of goodwill at December 31, 2001. Goodwill amortization was $62 million for the year ended December 31, 2001. (See Note 20)

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The statement requires recognition of legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The Company is currently assessing the impact of SFAS No. 143 on its financial position and results of operations.

20.  SUBSEQUENT EVENTS (UNAUDITED)

        SELLS LOANS—In July 2002, two subsidiaries of the Company amended loans that are collateralized by shares of AES common stock to eliminate requirements that additional shares be delivered for collateral. The Company has capped the number of shares required to be pledged to secure the $350 million loan due in 2003 issued by AES EDC Funding II LLC (EDC SELLS Loan) and the $300 million loan due in 2004 issued by AES New York Funding LLC (NY SELLS Loan) at 473 million shares in aggregate. The amendment also provides that $162.5 million will be paid on such loans no later than December 15, 2002.

        CHANGE IN ACCOUNTING PRINCIPLE—On April 1, 2002, Derivative Implementation Group ("DIG") Issue C-15, "Normal Purchases and Normal Sales Exception for Option Type Contracts and Forward Contracts in Electricity" became effective. DIG Issue C-15 is an interpretation of SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities", recognized by the FASB with respect to the application of SFAS No. 133. DIG Issue C-15 allows certain contracts for the purchase or sale of electricity, both forward contracts and option contracts, to qualify for the normal purchases and normal sales exemption and does not require these contracts to be accounted for as derivatives under SFAS No. 133. In order for contracts to qualify for this exemption, they must meet certain criteria, which include the requirement for physical delivery of the electricity to be purchased or sold under the contract only in the normal course of business. Additionally, contracts that have a price based on an underlying index that is not clearly and closely related to the electricity being sold or purchased or that are denominated in a currency that is foreign to the buyer or seller are not considered normal purchases and normal sales and are required to be accounted for as derivatives under SFAS No. 133.

        The Company has two contracts that previously qualified for the normal purchases and normal sales exemption of SFAS No. 133, but no longer qualify for this exemption due to the effectiveness of DIG Issue C-15 on April 1, 2002. Accordingly, these contracts are required to be accounted for as derivatives at fair value. The two contracts are a 30-year power sales contract at our Warrior Run plant in Maryland and a 3-year power sales contract at our Deepwater plant in Texas. Approximately 28 years remain on the Warrior Run contract and approximately two and three quarter years remain on the Deepwater contract. The contracts were valued as of April 1, 2002, and an asset and a corresponding gain of $127 million, net of income taxes, was recorded as a cumulative effect of a change in accounting principle. The majority of the gain recorded relates to the Warrior Run contract, as the asset value of the Deepwater contract on April 1, 2002, was less than $1 million. The Warrior Run contract qualifies as a cash flow hedge as defined by SFAS No. 133 and hedge accounting will be applied for this contract. The contract valuations were performed using current forward electricity and gas price quotes and current market data for other contract variables. The forward curves used to value the contracts include certain assumptions, including projections of future electricity and gas prices in periods where future prices are not quoted. Fluctuations in market prices and their impact on the assumptions will cause the value of these contracts to change. Such fluctuations will increase the volatility of the Company's reported results of operations.

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" which establishes accounting and reporting standards for goodwill and other intangible assets. The standard eliminates goodwill amortization and requires an evaluation of goodwill for impairment upon adoption of the standard, as well as annual subsequent evaluations. The adoption of SFAS No. 142 resulted in a cumulative reduction to income of $473 million, net of income tax effects, which was recorded as a cumulative effect of accounting change in the first quarter of 2002. SFAS No. 142 adopts a fair value model for evaluating impairment of goodwill in place of the recoverability model used previously. The reduction resulted from the write-off of goodwill related to certain of our businesses in Argentina, Brazil and Colombia. The Company wrote-off the goodwill associated with certain acquisitions where the current fair market value of such businesses is less than the current carrying value of the business, primarily as a result of reductions in fair value associated with lower than expected growth in electricity consumption and lower electricity prices due in part to the devaluation of foreign exchange rates compared to the original estimates made at the date of acquisition. The fair value of these businesses was estimated using the expected present value of future cash flows and comparable sales, when available. The Company's annual impairment testing date will be October 1st.

        Reported net income and earnings per share adjusted to exclude goodwill amortization expense for 2001, 2000 and 1999 are as follows (in millions, except per share amounts):

	Years Ended December 31,
	2001		2000	1999
Net income		$273	$795		$357

Add back: Goodwill amortization		70	47		26
Adjusted net income		$343	$842		$383

Basic earnings per share:
Reported basic earnings per share		$0.52	$1.66		$0.84

Goodwill amortization		0.13	0.10		0.06
Adjusted basic earnings per share	$	..65	$1.76	$	..90

Diluted earnings per share:
Reported diluted earnings per share		$0.51	$1.59		$0.82

Goodwill amortization		0.13	0.09		0.06
Adjusted diluted earnings per share	$	..64	$1.68	$	..88

        Sul and AES Cayman Guaiba, a subsidiary of the Company that owns the Company's interest in Sul, are facing near-term debt payment obligations that must be extended, restructured, refinanced or paid. Sul has outstanding debentures of $48 million, at the September 30, 2002 exchange rate, due in three installments in December 2002, June 2003 and December 2003. AES Cayman Guaiba has a $300 million syndicated loan that has $60 million due in 2003.

        In addition, during the second quarter of 2002, the Brazilian National Electric Energy Agency ("ANEEL") promulgated an order ("Order 288") whose practical effect was to purport to invalidate gains recorded by the Company's subsidiary, AES Sul Distribuidora Gaucha de Energia S.A. ("Sul") from inter-submarket trading of energy purchased from the Itaipu power station. Sul filed an administrative appeal with ANEEL challenging the legality of Order 288 and requested a preliminary injunction in the Brazilian federal courts to suspend the effect of Order 288 pending the determination of the administrative appeal. Both were denied. In August 2002, Sul filed an injunction against Order 288. In October 2002, Sul received a preliminary injunction stating that Order 288 does not apply to Sul. ANEEL will likely appeal this decision. The Company, in total, has recorded a pre-tax provision as a reduction of revenues of approximately $160 million during the second quarter of 2002. The MAE (Brazilian Wholesale Energy Market) settlement is expected to occur on November 22, 2002. If the settlement occurs with the effect of Order 288 in place, Sul will owe approximately $19 million, based upon the September 30, 2002 exchange rate. Sul does not believe it will have sufficient funds to make this payment. However, if the MAE settlement occurs absent the effect of Order 288, Sul will receive approximately $86 million, based upon the September 30, 2002 exchange rate. If Sul is unable to pay any amount that may be due to MAE, penalties and fines could be imposed up to and including the termination of the concession contract by ANEEL.

        Both companies have started negotiations with the lenders and ANEEL to seek resolution of these issues. There can be no assurances that these negotiations will be successful. If negotiations fail AES Cayman Guaiba and/or Sul would face an increased risk of loss of its concession and of bankruptcy, resulting in an increased risk of loss of AES's investment in Sul. Although neither Sul nor AES Cayman Guaiba currently constitute "material subsidiaries" for purposes of the cross-default, cross acceleration and bankruptcy related events of default contained in AES's parent company indebtedness, each of Sul and AES Cayman Guaiba may constitute a material subsidiary for certain bankruptcy related events of default in such indebtedness in 2003 (assuming they continue to be subsidiaries and classified within continuing operations). However, given that a bankruptcy proceeding would generally be an unattractive remedy for Sul lenders, as it could result in a termination of Sul's concession, and that Sul is currently in negotiations to restructure such indebtedness, we think such an outcome is unlikely. We cannot assure you, however, that such negotiations will be successful and AES may have to write off some or all of the assets of Sul or AES Cayman Guaiba. The Company's total investment including retained earnings associated with Sul as of September 30, 2002 was approximately $784 million.

        AES Drax Power Limited, a subsidiary of AES ("AES Drax"), is the operator of the Drax Power Plant, Britain's largest power station. On October 14, 2002, TXU Europe Group plc ("TXU Europe"), the guarantor under the power supply hedging agreement between AES Drax Power and TXU Europe Energy Trading, Ltd, ("TXU Energy") failed to make a £26 million payment due to AES Drax under the agreement. On the same day, TXU Europe was downgraded by Standard & Poor's to B+ from BBB- and AES Drax was also downgraded by Standard & Poor's to B, negative outlook, which resulted in all three rating agencies, including Moody's and Fitch, rating AES Drax's senior debt, its Eurobonds (which were financed by a syndicate of banks) and senior bonds (which are secured and rank pari passu with the Eurobonds) below investment grade. As of November 11, 2002, AES Drax's senior debt ratings were Standard & Poor's: CC; Moody's: Caa2 and Fitch: CCC. The senior notes of AES Drax Energy, the parent company of AES Drax, which are structurally subordinated to AES Drax's senior debt, were also downgraded and as of November 11, 2002 had ratings of C by Standard & Poor's; C by Moody's; and CC by Fitch.

        TXU Europe subsequently made the £26 million payment to AES Drax on October 17, 2002. AES Drax has been and is currently in discussions with TXU Europe regarding settlement of a termination sum due under the Hedging Agreement as well as amounts owing for power already consumed by TXU Energy for October and November, 2002. There can be no assurance that AES Drax will reach agreement with TXU Europe and TXU Energy regarding termination of the Hedging Agreement. If a negotiated settlement is not reached, AES Drax expects to terminate the Hedging Agreement. AES Drax currently has the right to terminate the Hedging Agreement subject to the approval of its senior lenders, which approval was received on November 12, 2002. In anticipation of termination of the Hedging Agreement, AES Drax has been working cooperatively with its lenders to address the liquidity needs of the project, including letters of credit which would be required for trading AES Drax's output in the open market in the event that the Hedging Agreement is terminated. In the event of a termination of the agreement, AES Drax would be entitled to claim a termination sum of about £270 million under the terms of the Hedging Agreement as well as payment for electricity already consumed. The Hedging Agreement accounts for over 60% of the revenues generated by AES Drax Power and payments under the agreement are significantly higher than AES Drax could currently receive in the open market. Accordingly, a termination of the agreement could have a material adverse effect on AES Drax's results of operations. In addition, termination of the Hedging Agreement could result in an event of default under AES Drax's senior loan agreements.

        AES Drax is currently a material subsidiary for certain bankruptcy-related events of default, and therefore certain bankruptcy events of AES Drax could result in a default under our corporate debt agreements. However, given the numerous actions already taken and additional steps underway to stabilize the project in the event of loss of the TXU Europe Hedging Agreement, as well as the cooperative relationship with AES Drax's lenders and the unlikely manner that such lenders would choose to exercise such remedies, the Company does not think such an outcome this year is likely. Depending upon the outcome of these recent developments, the Company may write off all or part of its equity investment in AES Drax. The Company's total investment including retained earnings and committed capital at September 30, 2002 is approximately $918 million.

        In March 2002, the general contractor responsible for the refurbishment of two previously idle units at AES's Huntington Beach plant filed for bankruptcy in the United States bankruptcy court for the Central District of California. A number of the subcontractors hired by the general contractor, due to alleged non-payment by the general contractor, have asserted claims for non-payment against AES Huntington Beach. The general contractor has also filed claims seeking up to $57 million from AES Huntington Beach for additional costs it allegedly incurred as a result of changed conditions, delays, and work performed outside the scope of the original contract. The general contractor's claim includes its subcontractors' claims. All of these claims are adversary proceedings in the general contractor's bankruptcy case. In the event AES Huntington Beach was required to satisfy any of the subcontractor claims for payment, AES Huntington Beach may be unsuccessful in recovering such amounts from, or offsetting such amounts against claims by, the general contractor. The Company does not believe that any additional amounts are owed by its subsidiary and such subsidiary intends to defend vigorously against such claims.

        The U.S. Department of Justice is conducting an investigation into allegations that persons and/or entities involved with the Bujagali hydroelectric power project which the Company is developing in Uganda, have made or have agreed to make certain improper payments in violation of the Foreign Corrupt Practices Act. The Company has been conducting its own internal investigation and has been cooperating actively with the Department of Justice in this investigation.

        In April 2002, the Company and three subsidiaries (AES Argentina Investments, Ltd., La Plata III, Inc., and AES Argentina Operations, Ltd) were named in a lawsuit filed in New York State Court by PSEG Americas Inc. and certain of its affiliated companies (collectively, "PSEG") based on alleged facts surrounding the February 2002 termination by the Company of an alleged $452 million sales transaction related to certain Argentina investments. Alleged causes of action set forth in the lawsuit include breach of contract, declaratory judgment and tortious interference with the contract. In October 2002, the parties agreed to enter into a settlement of the lawsuit, pursuant to which the Company will make four payments to PSEG pursuant to individual notes which in total comprise $30 million in payments if paid by the Outside Payment Date, as defined in the agreement, with the final payment to be made by July 7, 2003 and PSEG will use its best efforts to transfer to AES their interests in CTSN, Eden/Edes, Edelap and Parana that were the subject of the terminated sales transaction.

        In April 2002, IPALCO Enterprises, Inc. ("IPALCO"), a subsidiary of the Company, and certain former officers and directors of IPALCO were named as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District of Indiana. On May 28, 2002, an amended complaint was filed in the lawsuit. The amended complaint asserts that the former members of the pension committee for the thrift plan breached their fiduciary duties to the plaintiffs under the Employment Retirement Income Security Act by investing assets of the thrift plan in the common stock of IPALCO prior to the acquisition of IPALCO by the Company. On July 22, 2002, the defendants filed a motion to dismiss the lawsuit, which motion remains pending. The subsidiary believes it has mentorious defenses to the claims asserted against them and intend to defend these lawsuits vigorously.

        In July 2002, the Company, Dennis W. Bakke, Roger W. Sant, and Barry J. Sharp were named as defendants in a purported class action filed in the United States District Court for the Southern District of Indiana. In September 2002, two virtually identical complaints were filed against the same defendants in the same court. All three lawsuits purport to be filed on behalf of a class of all persons who exchanged their shares of IPALCO common stock for shares of AES common stock pursuant to the Registration Statement dated and filed with the SEC on August 16, 2000. The complaint purports to allege violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 based on statements in or omissions from the Registration Statement covering certain secured equity-linked loans by AES subsidiaries; the supposedly volatile nature of the price of AES stock, as well as AES's allegedly unhedged operations in the United Kingdom. In October 2002, the defendants moved to consolidate these three actions with the IPALCO securities lawsuit referred to immediately below. This consolidation motion is pending. The Company and the individual defendants believe that they have meritorious defenses to the claims asserted against them and intend to defend these lawsuits vigorously.

        In September 2002, IPALCO Enterprises, Inc. ("IPALCO"), a subsidiary of the Company, and certain of its former officers and directors were named as defendants in a purported class action filed in the United States District Court for the Southern District of Indiana. The lawsuit purports to be filed on behalf of the class of all persons who exchanged shares of IPALCO common stock for shares of AES common stock pursuant to the Registration Statement dated and filed with the SEC on August 16, 2000. The complaint purports to allege violations of Sections 11 of the Securities Act of 1933 and Sections 10(a), 14(a) and 20(a) of the Securities Exchange Act of 1934, and Rules 10b-5 and 14a-9 promulgated thereunder based on statements in or omissions from the Registration Statement covering certain secured equity-linked loans by AES subsidiaries; the supposedly volatile nature of the price of AES stock; and AES's allegedly unhedged operations in the United Kingdom. In October 2002, the defendants moved to consolidate this action with the AES securities lawsuits referenced immediately above. The Company and the individual defendants believe that they have meritorious defenses to the claims asserted against them and intend to defend the lawsuit vigorously.

        Beginning in September 2002, El Salvadoran tax and commercial authorities initiated an investigation involving four of the Company's subsidiaries in El Salvador, Campania de Alumbrado Electrico de San Salvador, S.A. de C.V. ("CAESS"), Empresa Electrica del Oriente, S.A. de C.V. ("EEO"). Distribuidora Electrica de Uspluran, S.A. de C.V. ("DEUSEM") and AES-CLESA y Compania, S.A. de C.V. ("CLESA"), in relation to two financial transactions closed in June 2000 and December 2001, respectively. The authorities have issued document requests and the Company and its subsidiaries are cooperating fully in the investigation. The Company does not believe the investigation will result in a material adverse effect on its financial position.

        On September 25, 2002, Mountainview Power Company, LLC ("Mountainview"), a subsidiary of the Company, filed a demand for arbitration against Bechtel Power Corporation (the "Bechtel Arbitration"). The claims asserted in the Bechtel Arbitration relate to existing disputes between the parties regarding amounts that Bechtel asserts are owing by Mountainview due to purported services provided in connection with the construction of the Mountainview power project located in California. Mountainview seeks a determination in the arbitration that Mountainview has fully performed all obligations owing to Bechtel and Mountainview owes no further amounts to Bechtel. The parties are currently in the process of selecting arbitrators for the arbitration.

        On August 24, 2002, Bechtel Power Corporation ("Bechtel") filed a lawsuit against the Company in California State Court alleging claims for breach of guaranty and a claim for fraud. The lawsuit alleges that the Company is obligated by a purported corporate guarantee allegedly provided by the Company to pay Bechtel approximately $48 million and punitive damages. Bechtel alleges that such sum is purportedly owed by the Company's Mountainview subsidiary to Bechtel due to purported services provided by Bechtel in connection with the construction of the Mountainview project. The Company has disputed the existence and/or validity of the alleged corporate guaranty. In October 2002, the Company filed a motion to stay the lawsuit pending a determination of the mandatory Bechtel arbitration noted above. The stay motion has yet to be decided by the Court.

        In October 2002, the Company, Dennis W. Bakke, Roger W. Sant and Barry J. Sharp were named as defendants in two purported class actions filed in the United States District Court for the Eastern District of Virginia. The lawsuits purport to be filed on behalf of a class of all persons who purchased the Company's stock between April 26, 2001 and February 14, 2002. In addition, as of October 31, 2002, three other class action lawsuits have been filed against the Company and certain of its officers and directors. The complaints purport to allege that certain statements concerning the Company's operations in the United Kingdom violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. These lawsuits have yet to be served on all defendants. The Company and the individuals believe that they have meritorious defenses to the claims asserted against them and intend to defend the lawsuit vigorously.

        In November 2002, the Company was served with a grand jury subpoena issued on application of the United States Attorney for the Northern District of California. The subpoena seeks, inter alia, certain categories of documents related to the generation and sale of electricity in California from January 1998 to the present. The Company intends to comply fully with its legal obligations in responding to the subpoena.

        In November 2002, a lawsuit was filed against AES Wolf Hollow LLP and AES Frontier L.P., two subsidiaries of the Company, in Texas State Court by Stone and Webster, Inc. The complaint in the action alleges claims for declaratory judgment and breach of contract allegedly arising out of the denial of certain force majeure claims purportedly asserted by the plaintiff in connection with its construction of the Wolf Hollow project, a gas-fired combined cycle power plant being constructed in Hood County, Texas. Stone and Webster is the general contractor for the Wolf Hollow project. The complaint in the lawsuit is yet to be served. The subsidiary believes it has meritorious defenses to the claims asserted against it and intends to defend the lawsuit vigorously.

        On October 3, 2002 AES announced that it had commenced an offer to exchange a combination of cash and new senior secured securities for up to $500 million of senior notes due in 2002 and 2003. On November 11, 2002 the offer was extended to December 3, 2002. The offer affects $300 million aggregate principal amount outstanding of its 8.75% Senior Notes due 2002 ("2002 Notes") and $200 million aggregate principal amount outstanding of its 7.375% Remarketable and Redeemable Securities due 2013, which are puttable in 2003 ("ROARs"). Pursuant to the exchange offer, AES is offering the following: (1) for each $1,000 principal amount of its 2002 Notes, $650 in cash and $350 principal amount of a new issue of its 10% senior secured notes due 2005 and (2) for each $1,000 principal amount of its ROARs, $1,000 principal amount of its new 10% senior secured notes due 2005 plus a contingent value right entitling the holder of record as of the expiration date to receive, within thirty days of the closing of the sale of CILCORP, a cash payment of $20 for each $1,000 principal amount of ROARS validly tendered by such holder. Eligible holders that tender on or prior to the expiration date and do not withdraw such securities will also receive an incremental cash payment in the amount of $5 for each $1,000 principal amount of old notes tendered and $5 for each $1,000 principal amount of ROARS tendered. In addition, eligible holders who tenders 2002 Notes or ROARS on or prior to the early tender date and do not withdraw such securities will also receive an early tender bonus payment in the amount of $15 for each $1,000 principal amount of 2002 Notes tendered and $5 for each $1,000 principal amount of ROARS tendered. We will not be required to make any of such payments unless the exchange offer is consummated.

        AES also concurrently launched a new multi-tranche $1.6 billion senior secured credit facility, which will be secured equally and ratably with the new senior secured notes. The proposed bank facility will replace the following existing facilities: the $850 million revolver due March 2003, the $425 million term loan due August 2003, the $262.5 million term loan to AES subsidiary AES EDC Funding II L.L.C. due July 2003, and the GBP 52.3 million letter of credit facility. Consummation of the new senior secured facility is subject to a number of conditions, including the completion of the aforementioned exchange offer for the bonds and participation of all of its existing lenders. This refinancing is an integral part of the Company's liquidity plan. The inability to complete this refinancing may adversely impact whether the Company will or be able to pay its debt maturities as they come due.

*****************

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table summarizes the unaudited quarterly statements of operations for the Company for 2001 and 2000, giving effect to the acquisition of IPALCO as if it had occurred at the beginning of the earliest period presented (in millions, except per share amounts). Additionally, the amounts have been adjusted for the early implementation of SFAS No. 144.

	Quarter Ended 2001
	Mar 31	Jun 30	Sep 30	Dec 31
Revenues	$2,084	$1,877	$1,846	$1,954
Gross margin	611	460	482	640
Income from continuing operations	114	146	6	185
Discontinued operations	(3)	(31)	(3)	(141)
Net income	111	115	3	44
Basic earnings per share:
Income from continuing operations	$0.22	$0.27	$0.01	$0.35
Discontinued operations	(0.01)	(0.05)	(0.01)	(0.26)

Basic earnings per share	$0.21	$0.22	$0.00	$0.09

Diluted earnings per share: (1)
Income from continuing operations	$0.21	$0.27	$0.01	$0.34
Discontinued operations	(0.01)	(0.05)	(0.01)	(0.26)

Diluted earnings per share	$0.20	$0.22	$0.00	$0.08

	Quarter Ended 2000
	Mar 31	Jun 30	Sep 30	Dec 31
Revenues	$1,413	$1,426	$1,645	$1,773
Gross margin	455	398	506	564
Income from continuing operations	263	154	165	228
Discontinued operations	4	(14)	(1)	(4)
Net income	267	140	164	224
Basic earnings per share:
Income from continuing operations	$0.59	$0.32	$0.33	$0.45
Discontinued operations	0.01	(0.03)	(0.00)	(0.01)

Basic earnings per share	$0.60	$0.29	$0.33	$0.44

Diluted earnings per share:
Income from continuing operations	$0.55	$0.31	$0.32	$0.44
Discontinued operations	0.01	(0.03)	(0.00)	(0.01)

Diluted earnings per share	$0.56	$0.28	$0.32	$0.43

(1)
The sum of these amounts does not equal the annual amount due to rounding or because the quarterly calculations are based on varying numbers of shares outstanding.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

THE AES CORPORATION
Date: November 12, 2002	By	/s/ BARRY J. SHARP Executive Vice President and Chief Financial Officer

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INDEPENDENT AUDITORS' REPORT
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
THE AES CORPORATION CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2001 AND 2000
THE AES CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
THE AES CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
THE AES CORPORATION CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
THE AES CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2000 AND 1999
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
SIGNATURES